Exhibit 99.5

Public Accounts

For the Fiscal Year Ended

March 31, 2008

2007/2008

Ministry of Finance Office of the Comptroller General

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended... – 2000/2001–

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187–8657.

ISSN 1499–1659 = Public accounts–British Columbia.

Office of the Comptroller General

1. British Columbia–Appropriations and expenditures–Periodicals.

2. Revenue–British Columbia–Periodicals.

3. Finance, Public–British Columbia–Periodicals. 1. British Columbia. Ministry of Finance. 2. Title.

HJ13.B74    352.4’09711’05     C2001–960204–9

July 17, 2008

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2008.

COLIN HANSEN Minister of Finance

Ministry of Finance Victoria, British Columbia

Honourable Colin Hansen Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2008.

Respectfully submitted,

CHERYL WENEZENKI–YOLLAND Comptroller General

British Columbia’s Public Accounts

Leading the Way

British Columbia is committed to leading practices in public sector reporting. The Public Accounts are one of the more significant accountability documents of the provincial government. They demonstrate accountability to the citizens of British Columbia by providing audited financial statements and other information in a consistent, timely and understandable format. They allow the reader to see how government performed relative to its fiscal plan and provide a picture of the current financial state of the government in terms of its assets, liabilities and net debt.

The main focus of the Public Accounts is the Summary Financial Statements representing the consolidated financial results and financial position of the province. The Summary Financial Statements include the financial statements and the supporting notes and schedules. All parts of the statements must be considered when reading the financial statements and when considering their meaning. These statements provide a whole of government view of how the province and its various organizations performed against the fiscal plan. Consistent with its legislative requirement to follow generally accepted accounting principles (GAAP), the province follows Canadian Public Sector Accounting Standards and includes the financial balances and results of operations of school districts, universities, colleges, institutes and health organizations (the SUCH sector).

As a result of the province’s move to full compliance with GAAP, British Columbia continues to lead the country in terms of the organizations it includes in its reporting entity. As stated in previous years, we will continue to monitor the practices of other senior governments to determine if universities should be considered part of government in the long term. This year, there have been no significant changes to the reporting entity. There is a complete listing of the reporting entity for government on pages 77 –79.

Following inclusion of the SUCH sector in the province’s financial statements in 2004/05, the province continues to improve the Public Accounts in terms of their usefulness to readers. In adopting changes to the Public Accounts, the accounting standards provide a number of considerations: how does the information aid understanding and assessments of government’s financial operations and promote accountability; does the benefit of providing the information exceed the cost of doing so; and is the information relevant and reliable and what trade–offs may be appropriate in guiding professional judgement. The standards clearly acknowledge that no rule of general application can substitute the exercise of professional judgement in the determination of what constitutes fair presentation and/or good practices in a particular case. Generally, the approach the province has taken is one of thoughtful, measured improvement that considers all of the implications and includes consultation with impacted government organizations, the broader professional community and other senior government jurisdictions. All accounting policy and format changes are made in consultation with the independent Accounting Policy Advisory Committee created under the Budget Transparency and Accountability Act in 2001.

Each year the Auditor General expresses his opinion on the Summary Financial Statements based on his audit. This year the Auditor General has expressed a qualified audit opinion and noted several reservations in areas he believes the financial statements have departed from Canadian Generally Accepted Accounting Principles. The position of the Auditor General represents a very different view of our long standing accounting policies, and is also different from the generally accepted practice followed by other jurisdictions in Canada. All of these issues are the result of differences in professional judgement about how accounting principles should best be applied to faithfully represent the underlying substance of specific transactions and programs. Responsibility for the preparation of the government’s financial statements resides with my office. Based on our professional judgement, analysis of the transactions and programs, and broad consultation with experts in government, other jurisdictions and the independent Accounting Policy Advisory Committee, we were unable to agree with the positions taken by the Auditor General on these issues. As always we will continue to work with the professional community, other jurisdictions and the Office of the Auditor General to address the issues he has raised.

As a matter of due practice, accounting policies are reviewed each year to ensure they remain relevant and consistent with GAAP. As GAAP changes, the province must change its policies accordingly. While there have been no new standards or changes in GAAP this year, there have been two changes to the province’s application of its accounting policies which are worth highlighting. The Province’s policy for capitalizing interest during construction was simplified and clarified to provide for consistent application across the reporting entity. Also, as part of our ongoing review of resource roads, enhancements in systems provided new information that supported reclassification of BC Timber Sales resource roads as tangible capital assets as opposed to prepaid program costs. The specifics of these two changes can be found in Note 1(e) of the financial statements.

While standards generally provide guidance on accounting, some of the more complex types of transactions require specific application guidance to be developed to ensure their treatment is consistent and correct across the broad entity. Emerging areas such as public private partnerships (P3) or private finance initiatives require guidance to ensure they are reported fairly and are consistent with the principles of public sector accounting.

While determining the costs under P3 arrangements is easy, identifying how they should be allocated between the capital asset value and operating costs has been the subject of much debate within the accounting community. In light of this, British Columbia has led the development of a new methodology to consistently allocate costs between capital and operating for all provincial P3 arrangements. From the provincial perspective, the adoption of the new methodology has not resulted in any substantial changes to the way P3 assets are valued or reported. We continue to work with standard setters and other jurisdictions to lead the development of international practice in the area of P3s. We will continue to revise our model and evaluate any required changes as standards develop and are adopted.

British Columbia continues to be a leader in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts and the focus on “one bottom line”; that is, the Summary Financial Statements of the province. We will continue to change as accounting standards evolve and respond to the changing needs of the legislature and our financial statement readers. British Columbia’s open and transparent financial reporting has played a significant part in the decision by certain major credit rating agencies to maintain the high credit rating of the province.

Public sector reporting will need to continue to evolve and change. The way governments manage and deliver public services continues to adapt to changing needs, technology and information systems continue to advance, and the globalization of economies is becoming a reality. The accounting and reporting standards need to acknowledge and evolve to recognize this new context and operational reality of public service. National and international public sector financial accounting standards also continue to change. Canadian GAAP is on the verge of a significant change with the announcement of convergence of private sector GAAP with international standards by 2011. The direction for Canadian public sector GAAP is to remain with Canadian standards at this time. British Columbia remains committed to working with the broader professional community in the development of consistent, principle–based policies which are both relevant and reliable, and striving to better inform users of the government’s financial statements.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations, agencies, the SUCH sector and the Auditor General and his staff for their cooperation and support in preparing the 2007/08 Public Accounts. I would also like to acknowledge the dedication of staff of the Office of the Comptroller General—specifically, the Financial Reporting and Advisory Services Branch, who prepared the Public Accounts and supporting documents.

Comments or questions regarding the Public Accounts documents are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e–mail at: Cheryl.WenezenkiYolland@gov.bc.ca; or, by telephone at 250 387–6692, fax at 250 356–2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet – website http://www.fin.gov.bc.ca/ocg/htm). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

CHERYL WENEZENKI–YOLLAND Comptroller General

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2007/08

Contents

Overview (Unaudited)

Public Accounts Content	9

Legislative Compliance and Accounting Policy Report	10

Financial Statement Discussion and Analysis Report	11

Highlights	11

Economic Highlights	12

Discussion and Analysis	13

Summary Financial Statements

Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	31

Report of the Auditor General of British Columbia	33

Consolidated Statement of Financial Position	39

Consolidated Statement of Operations	40

Consolidated Statement of Change in Net Liabilities	41

Consolidated Statement of Cash Flow	42

Notes to Consolidated Summary Financial Statements	44

Reporting Entity	77

Consolidated Statement of Financial Position by Sector	80

Consolidated Statement of Operations by Sector	84

Statement of Financial Position for Self–supported Crown Corporations and Agencies	88

Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies	89

Consolidated Statement of Tangible Capital Assets	90

Consolidated Statement of Guaranteed Debt	91

Supplementary Information (Unaudited)

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	95

SUCH Statement of Financial Position	98

SUCH Statement of Operations	100

Consolidated Staff Utilization	101

Consolidated Revenue Fund Extracts (Unaudited)

Statement of Operations	105

Schedule of Net Revenue by Source	106

Schedule of Comparison of Estimated Expenses to Actual Expense	108

Schedule of Financing Transaction Disbursements	110

Schedule of Write–offs, Extinguishments and Remissions	111

Provincial Debt Summary

Overview of Provincial Debt (Unaudited)	115

Provincial Debt (Unaudited)	116

Change in Provincial Debt (Unaudited)	117

Reconciliation of Summary Financial Statements’ Surplus to Change in Taxpayer–supported Debt and Total Debt (Unaudited)	118

Reconciliation of Total Debt to Summary Financial Statements Debt (Unaudited)	118

Change in Provincial Debt, Comparison to Budget (Unaudited)	119

Interprovincial Comparison of Taxpayer–supported Debt as a Percentage of Gross Domestic Product (Unaudited)	120

Interprovincial Comparison of Taxpayer–supported Debt Service Costs as a Percentage of Revenue (Unaudited)	121

Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	123

Summary of Provincial Debt	125

Key Indicators of Provincial Debt	126

Summary of Performance Measures	127

Definitions (Unaudited)	128

Acronyms (Unaudited)	131

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	9

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer–supported Crown corporations and agencies (government organizations), the self–supported Crown corporations and agencies (government enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)—the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF operating result, a schedule of net revenue by source, a schedule of expenses, a schedule of financing transactions, and a schedule of write–offs, extinguishments and remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: www.fin.gov.bc.ca

Additional Information Available (Unaudited)

The following information is available only on the Internet at: www.fin.gov.bc.ca

Consolidated Revenue Fund Supplementary Schedules—this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

Summaries of Financial Statements of Corporations and Agencies to which the Financial Information Act applies—this section contains summaries of the financial statements of corporations, associations, boards, commissions, societies and public bodies required to report under the Financial Information Act (R.S.B.C. 1996, chap. 140, sec. 2).

10	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general-purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession as well as emerging issues within government.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	11

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 3–7 of the Estimates—Fiscal Year Ending March 31, 2008.

•                  The province ended the year with a surplus of $2,886 million, due to strong economic activity and prudent financial management. Taxation revenue increased by $1,388 million reflecting robust employment and consumer confidence. Self–supported Crown corporations earnings also increased by $288 million over the previous year. These gains were partially offset by decreases in federal government transfers and natural resource revenues totalling $659 million. Program spending increased by $2,519 million in 2007/08 as the province spent more on health, education and climate related programs and initiatives.

•                  In 2007/08, the province continued to invest in the capital infrastructure needed to deliver social programs and meet the needs of a growing economy. The province’s net investment to build and upgrade schools, universities, colleges, hospitals, roads and bridges was $1,979 million in 2007/08, $1,881 million in 2006/07, $1,559 million in 2005/06 and $913 million in 2004/05. Capital investment is financed through a combination of debt, partnerships with the private sector, cost sharing with partners, and other sources including balances of cash and temporary investments.

•                  Total provincial debt, the most commonly used measure of debt, increased by $1,194 million in 2007/08 to finance capital infrastructure and support working capital requirements for programs and initiatives. Over the last four years, from 2004/05 to 2007/08, total provincial debt has decreased by $3,110 million. For accounting purposes, financial statement debt increased by a modest $13 million in 2007/08. A reconciliation of total provincial debt to financial statement debt is included on page 118 of the Public Accounts.

•                  In calendar year 2007, the provincial economy grew by 3.1%. This rate of growth is higher than the national rate of 2.7% and the province’s ratio of net liabilities to GDP continues on a downward trend this year. This means the economy is growing faster than net liabilities, allowing the province to increase spending on programs and services, and to invest in capital infrastructure.

•                  British Columbia continues to maintain a strong credit rating with all three major credit rating agencies. Dominion Bond Rating Service gave the province a rating of AA(high) while Standard & Poor’s and Moody’s Investors Services Inc. gave the province a rating of AAA and Aaa respectively, their highest possible ratings.

12	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy grew by 3.1% in the 2007 calendar year, the fourth highest among provinces and above the national average of 2.7%, according to preliminary data from Statistics Canada. The estimated 3.1% growth for 2007 is consistent with the government’s February 2007 budget forecast.

Real Gross Domestic Product in Calendar Year 2007

Robust domestic demand continued to drive economic growth in British Columbia in 2007. Real consumer spending, which accounts for two–thirds of all provincial economic activity, increased by 5.6% during 2007. Real business investment rose by 2.9%, as growing investment in residential structures (3.5%), and machinery and equipment (7.2%) offset a decline in non–residential construction (–2.2%).

The rapid decline of the US housing market in the latter half of the year, combined with a strong Canadian dollar, contributed to a decline of 0.6% in total exports of goods and services from British Columbia in 2007. Total imports of goods and services from other provinces and countries increased by 3.9% in 2007.

Provincial Comparison

Unemployment Rate in Calendar Year 2007

British Columbia saw a further drop in its annual unemployment rate in 2007, falling to 4.2% from the 4.8% observed in 2006. This marks the lowest unemployment rate seen in the province in 30 years and was complemented by strong labour income growth, which increased by 6.2%.

2002 to 2007

Per Capita Information

Per capita information indicates the amount of revenue received, amounts expended, and net liabilities incurred per person in the province over the last five years. In this period, the province has had to borrow less to fund capital investment and program spending because revenue growth has exceeded increases in spending since fiscal 2004/05. This has resulted in a sustainable trend of decreasing net liabilities over the previous five years.

2003/04 to 2007/08

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	13

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the statement of operations, statement of financial position and the provincial debt.

Summary Accounts Surplus (Deficit)

	In Millions			Variance
	2007/08 Budget	2007/08 Actual	2006/07 Actual	2007/08 Actual to Budget	2007/08 vs 2006/07
	$	$	$	$	$
Taxpayer–supported Programs and Agencies
Revenue	34,887	36,857	35,819	1,970	1,038
Expense	(36,240)	(36,945)	(34,426)	(705)	(2,519)
Taxpayer–supported net earnings	(1,353)	(88)	1,393	1,265	(1,481)
Self–supported Crown corporation net earnings	2,503	2,974	2,686	471	288
Surplus (deficit) before unusual items	1,150	2,886	4,079	1,736	(1,193)
Forecast allowance	(750)			750	0
Surplus (deficit) for the year	400	2,886	4,079	2,486	(1,193)

The province ended the year with a surplus of $2,886 million, $2,486 million higher than budget, due to a strong domestic economy and consumer confidence, and higher than anticipated earnings from self-supported Crown corporations. The 2007/08 surplus of $2,886 million was $1,193 million lower than the record surplus of $4,079 million in fiscal year 2006/07.

The larger than anticipated surplus supported continued investment in capital projects. Investments in infrastructure, including the Sea–to–Sky highway, the Canada Line Rapid Transit Project, the Abbotsford Regional Hospital and Cancer Centre, various residential care and assisted living projects, new academic space in teaching hospitals throughout BC, new student residences at various campuses and various upgrades and improvements to schools and the province’s power generation and transmission facilities, ensure future service potential is available to support the delivery of government programs and services to the public. BC will continue to invest in the capital infrastructure necessary to support program and service delivery in the future and to meet the needs of a growing economy.

The large surpluses of recent years have largely been due to higher than anticipated revenue. Decreases in revenue during 2007/08, from both natural resources and federal government transfers, indicates that higher than expected revenues cannot be counted on in future periods. Changing demographics and a tightening labour market are risks to the economic outlook. Prudent financial management ensures increases in operating expenses remain sustainable in the future.

14	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Financial Statement Discussion and Analysis Report

Components of Surplus (deficit)

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are broken down into separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licenses, contributions from self–supported Crown corporations, and investment income.

	In Millions
	2003/04 Actual	2004/05 Actual	2005/06 Actual	2006/07 Actual	2007/08 Actual
	$	$	$	$	$
Taxation	13,830	14,917	16,429	18,018	19,406
Contributions from federal government	3,619	5,222	5,825	6,386	5,931
Natural resources	3,309	3,973	4,567	3,982	3,778
Fees and licences	3,525	3,660	3,687	3,812	3,986
Net earnings of self-supported Crown corporations	1,955	2,563	2,221	2,686	2,974
Miscellaneous	1,974	2,200	2,296	2,589	2,617
Investment income	950	833	949	1,032	1,139
Total revenue	29,162	33,368	35,974	38,505	39,831

Provincial revenues have increased steadily over the last five years. This growth is mainly due to strong economic performance resulting in increased tax revenue. Net earnings of self–supported Crown corporations have also increased this year, but these gains were offset by decreases in contributions from the federal government, and lower natural resource revenues.

2003/04 to 2007/08

In 2007/08, tax revenue increased by $1,388 million (8%) over 2006/07 and $5,576 million (40%) since 2003/04. The most significant increases were in corporate tax which increased by $712 million, and social services tax which increased by $358 million. The increase in tax revenue is the result of strong economic performance, employment growth, and consumer confidence.

Overall, contributions from the federal government decreased in 2007/08 by $455 million (7%). In 2007/08 the province did not qualify for Federal Equalization Payments and one-time grants based on federal surpluses were lower than in previous years. The province did receive an increase of $353 million in Canada health and social funding in 2007/08 as established by the Federal Provincial Fiscal Arrangements Act.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	15

Financial Statement Discussion and Analysis Report

Natural resource revenues decreased from 2006/07 to 2007/08 due to volatility in commodity prices. In 2007/08, natural resource revenues decreased by $204 million (5%) mostly due to depressed lumber prices caused by a weak US housing market. In 2006/07, the decrease in natural resource revenues was due to lower natural gas prices.

Net earnings of self–supported commercial Crown corporations increased by $288 million (11%) in 2007/08 primarily due to increased earnings at Insurance Corporation of British Columbia from higher premium revenues and a one-time gain on the sale of the Surrey Central City Mall.

Own–source Revenue to GDP

The ratio of own-source revenue to GDP represents the amount of income government is taking from the whole provincial economy in the form of taxation, natural resource revenues, user fees and sales (own–source revenue is all revenue except for federal transfers).

Own-source revenue to GDP has remained constant around 18% for the last five years. This indicates the government has not increased the proportion received from the economy to meet its obligations and fund increases to social programs and infrastructure.

2003/04 to 2007/08

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

While taxation revenue and revenue from fees and licenses continue to increase in line with GDP, natural resource revenues and contributions from the federal government decreased in 2007/08. Total revenue continues to increase in line with GDP.

2003/04 to 2007/08

16	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenues explains past trends of natural resource revenues in total and by major category. Natural resource revenues are among the most volatile revenue sources for the province because they are vulnerable to market fluctuations in commodity prices.

Natural gas royalty revenue decreased by $714 million in 2006/07 due to depressed natural gas prices. In 2007/08, the decline in natural gas royalty revenue has moderated, ending the year with a decrease of $75 million over 2006/07 as natural gas prices picked up in the fourth quarter.

Forestry revenue decreased by $200 million in 2007/08 due to low lumber prices, and a weak housing market in the U.S. The proportion of natural resource revenue attributable to forestry has decreased slightly from 32% to 28%.

Other resource revenues have increased in the year due to increased activity in the mining sector caused by increasing commodity prices for metals.

2003/04 to 2007/08

Government–to–Government Transfers to Total Revenue

The ratio of government–to–government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less.

The decrease in 2007/08 resulted from fewer one-time payments to fund specific provincial programs and infrastructure investments than in previous years, and an end to equalization payments. The decrease in federal contributions for 2007/08 was moderated by an increase in Canada health and social services funding as established by the Federal Provincial Fiscal Arrangements Act.

2003/04 to 2007/08

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	17

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, interest, other, natural resources and economic development, protection of persons and property, transportation, and general government. The health, education and social services functions account for approximately 75% of the province’s total operating costs.

	In Millions
	2003/04 Actual	2004/05 Actual	2005/06 Actual	2006/07 Actual	2007/08 Actual
	$	$	$	$	$
Health	11,250	11,529	12,838	13,253	14,236
Education	8,226	8,499	9,027	9,742	9,989
Social services	2,753	2,598	2,798	2,892	3,046
Interest	2,448	2,306	2,202	2,269	2,231
Other	1,075	1,028	1,094	1,278	1,398
Natural resources and economic development	1,630	1,669	1,610	1,642	1,974
Protection of persons and property	1,362	1,204	1,414	1,331	1,579
Transportation	1,120	1,308	1,203	1,251	1,379
General government	490	505	676	768	1,113
Total operating expense	30,354	30,646	32,862	34,426	36,945
Restructuring exit expense	123
Total expense	30,477	30,646	32,862	34,426	36,945

Government spending has increased since 2003/04 in line with affordability. Expenses increased by 7% in 2007/08 while revenues increased by 3.4% in the same period, and GDP increased by 3.1%.

In 2007/08, the province increased spending on health and education, as well as climate action initiatives and housing programs. In 2007/08, the province increased spending on health by $983 million (7%), education by $247 million (3%) and social services by $154 million (6%). All other program spending in the province, including climate action initiatives and housing, increase by $1,135 million (12%).

2003/04 to 2007/08

18	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Financial Statement Discussion and Analysis Report

In 2007/08, provincial operating expenses were $36,945 million, a $2,519 million (7%) increase over 2006/07 and a $6,468 million (21%) increase since 2003/04. Health expense increased by $983 million (7%) due to several priority health initiatives undertaken by the province, increases in health funding paid for increased operating costs, including salaries, increased funding for life support programs, and the Health Innovation Fund which promoted innovation in the health care system. Education expenses increased by $247 million (3%) over 2006/07 as the province increased its investment in research projects, additional grants for aboriginal programs and provided funding for new spaces in post secondary education. Climate action initiatives undertaken by the province in 2007/08 include the climate action dividend, and the Pacific Institute for Climate Solutions (PICS). The province has also continued its February 2007 budget commitment to meet the housing challenges of a growing economy through increased funding for initiatives which provide year round shelter beds for the homeless, invest in social housing projects and enhance rental assistance to lower income working families.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP increased slightly in 2007/08, indicating that government spending on programs and initiatives has increased to meet the needs of a growing economy.

2003/04 to 2007/08

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	19

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2006/07 to 2007/08

	In Millions
	Revenue	Expense	Surplus
	$	$	$
2006/07 Surplus	38,505	34,426	4,079
Increase in taxation revenue	1,388		1,388
Decrease in federal contributions	(455)		(455)
Decrease in natural resources revenue	(204)		(204)
Net increase in other revenue	309		309
Increase in self–supported Crown corporation net earnings	288		288
Increase in health expense		983	(983)
Increase in education expense		247	(247)
Increase in general government expense		345	(345)
Increase in natural resource expense		332	(332)
Increase in protection		248	(248)
Increase in other expenses		364	(364)
Subtotal of changes in actual results	1,326	2,519	(1,193)
	1,326	2,519
2007/08 Surplus			2,886

2006/07 Accumulated Surplus			4,200
Accumulated other comprehensive income from self–supported Crown corporations and agencies			365
2007/08 Accumulated Surplus			7,451

The net increase in revenue of $1,326 million over 2006/07 was offset by increased program spending of $2,519 million, resulting in a net decrease of $1,193 million in the 2007/08 surplus. The surplus of $2,886 million in 2007/08, along with accumulated other comprehensive income from self–supported Crown corporations and agencies of $365 million, resulted in an ending accumulated surplus of $7,451 million for 2007/08.

20	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Financial Statement Discussion and Analysis Report

Changes from 2007/08 Budget

	In Millions
	Revenue	Expense	Forecast Allowance	Surplus
	$	$	$	$
Surplus per Budget February 2007	37,390	36,240	(750)	400
Increase in taxation revenue	1,735			1,735
Decreased natural resource revenue	(850)			(850)
Increased self–supported Crown corporations earnings	471			471
Decreased investment earnings	225			225
Increased federal transfers	388			388
Increased other revenues	472			472
Interest savings		(114)		114
Increased education spending		152		(152)
Increased natural resource spending		408		(408)
Increased other program spending		259		(259)
Unused forecast allowance			750	750
Subtotal of changes in actual results compared to budget	2,441	705	750	2,486
Actual Results	39,831	36,945	0	2,886

Revenue was $2,441 million (7%) higher than the budgeted amount of $37,390 million and expenses were $705 million (2%) higher than the budget of $36,240 million, which does not include supplementary estimates. The forecast allowance of $750 million was not used because revenues were significantly higher than budget.

Net Liabilities and Accumulated Surplus (Deficit)

In accordance with Canadian generally accepted accounting principles, the government’s statement of financial position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
	2007/08 Budget	2007/08 Actual	2006/07 Actual	2007/08 Actual to Budget	2007/08 vs 2006/07
	$	$	$	$	$
Financial assets	26,579	29,642	26,758	3,063	2,884
Less: liabilities	(53,379)	(51,925)	(49,904)	(1,454)	2,021

Net Liabilities	(26,800)	(22,283)	(23,146)	(4,517)	(863)
Less: non–financial assets	29,951	29,734	27,793	(217)	1,941
Accumulated surplus (deficit)	3,151	7,451	4,647	(4,300)	(2,804)

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	21

Financial Statement Discussion and Analysis Report

The accumulated surplus (deficit) represents the sum of the current and prior years’ operating results. At March 31, 2008, the accumulated surplus was $7,451 million, $4,300 million higher than budget due to a higher than forecast surplus for 2007/08. The $2,804 million increase in accumulated surplus compared to 2006/07 reflects the annual surplus of $2,886 million less a decrease in other comprehensive income of self–supported Crown corporations of $82 million.

Financial assets were $3,063 million higher than budget and $2,884 million higher than 2006/07. Most of this increase was due to a higher end of year balance in cash, cash equivalents and temporary investments. Compared to 2006/07, cash, cash equivalent and temporary investments increased by $2,501 million.

Liabilities were $1,454 million lower than budget, and $2,021 million higher than 2006/07. Compared to 2006/07, accounts payable and other liabilities increased by $861 million in line with the increase in expenditures, deferred revenue increased by $1,147 million, and self–supported debt increased by $400 million offset by a decrease in taxpayer–supported debt of $387 million.

Non–financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non–financial assets increased by $1,941 million over the prior year due to the government’s increased capital investment in hospitals and health facilities, transportation infrastructure and post secondary institutions.

Accumulated Surplus (Deficit)

The accumulated surplus (deficit) represents current and all prior years operating results. The province had operating surpluses over the past five years which reduced the accumulated deficit in 2004/05 and virtually eliminated it by 2005/06. In 2006/07 the province had an accumulated surplus of $4,647 million which increased to $7,451 million in 2007/08. Positive operating results have allowed for additional investment in capital infrastructure and increased spending on priority programs and services.

2003/04 to 2007/08

22	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2003/04 Actual	2004/05 Actual	2005/06 Actual	2006/07 Actual	2007/08 Actual
	$	$	$	$	$
Cash, cash equivalents and temporary investments	2,690	3,589	3,880	3,450	5,951
Accounts receivable	2,792	2,616	2,591	2,902	2,812
Equity in self–supported Crown corporations and agencies	3,047	3,196	3,476	4,426	5,090
Loans for purchases of assets recoverable from agencies	7,512	6,901	6,916	7,170	7,719
Other financial assets	8,120	8,526	8,463	8,810	8,070
Total financial assets	24,161	24,828	25,326	26,758	29,642

In 2007/08, financial assets increased by $2,884 million over 2006/07 primarily due to an increase in cash, cash equivalents and temporary investments which increased by $2,501 million. The treasury operation of government ensures that sufficient cash and liquid assets are on hand to cover current obligations, fulfill debt redemption requirements and fund priority capital investments. Equity in self–supported Crown corporations increased by $664 million due to higher than expected income from self–supported Crown corporations and agencies. Recoverable capital loans increased by $549 million as the province provided funding to Crown agencies for capital projects. This was offset by a decrease of $1,149 million in sinking fund investments which were liquidated to reduce borrowing requirements. Other financial assets and accounts receivable increased by $319 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2003/04 Actual	2004/05 Actual	2005/06 Actual	2006/07 Actual	2007/08 Actual
	$	$	$	$	$
Taxpayer–supported debt	33,386	32,023	30,299	28,924	28,537
Self–supported debt	8,555	7,889	7,758	7,897	8,297
Total financial statement debt	41,941	39,912	38,057	36,821	36,834
Accounts payable and other liabilities	7,007	6,788	7,288	7,094	7,955
Deferred revenue	4,003	5,181	5,695	5,989	7,136
Total liabilities	52,951	51,881	51,040	49,904	51,925

In 2007/08, liabilities increased by $2,021 million over 2006/07. Liabilities are obligations to third parties that must be settled at a future date by the transfer of financial assets. Financial statement debt increased by $13 million from 2006/07 and is $5,107 million lower than in 2003/04. Deferred revenue increased by $1,147 million in part due to an increase in Bonus Bids of $685 million for oil and gas tenures in areas of proven reserves. Accounts payable and other liabilities increased by $861 million in line with the increase in program expenses. Taxpayer-supported debt decreased in 2007/08 by $387 million, offset by an increase of $400 million in self-supported debt. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 25.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	23

Financial Statement Discussion and Analysis Report

Non-financial Assets

Trend analysis of non–financial assets provides users with information to assess the management of a government’s infrastructure and long–term non–financial assets.

	In Millions
	2003/04	2004/05	2005/06	2006/07	2007/08
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	22,601	23,514	25,073	26,954	28,933
Other assets	475	547	762	839	801
Total non–financial assets	23,076	24,061	25,835	27,793	29,734

Management of non–financial assets has a direct impact on the level and quality of services a government is able to provide to its constituents. Non–financial assets typically represent resources that government can use in the future to provide services. At March 31, 2008, non–financial assets were $29,734 million which was $1,941 million higher than 2006/07 and $6,658 million higher than 2003/04. The majority of the province’s non-financial assets represent capital expenditures for tangible capital assets. The government has increased its investment in tangible capital assets by $1,979 million in 2007/08, $1,881 million in 2006/07, $1,559 million in 2005/06, $913 million in 2004/05 and $612 million in 2003/04 to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the current surplus. They reduce future surpluses in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the governments stock of physical capital. An increasing trend demonstrates investment in infrastructure to provide service potential in future periods. The net value of total assets is also provided to allow users to assess the significance of annual changes.

Net annual investment increased by $1,979 million in 2007/08 and by $6,658 million since 2003/04. Total capital stock has also increased steadily over that period demonstrating that capital infrastructure is available to provide service in future periods

2003/04 to 2007/08

Net Liabilities and Accumulated Surplus (Deficit)

	In Millions
	2003/04	2004/05	2005/06	2006/07	2007/08
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial assets	24,161	24,828	25,326	26,758	29,642
Less: liabilities	(52,951)	(51,881)	(51,040)	(49,904)	(51,925)

Net liabilities	(28,790)	(27,053)	(25,714)	(23,146)	(22,283)
Less: non–financial assets	23,076	24,061	25,835	27,793	29,734
Accumulated surplus (deficit)	(5,714)	(2,992)	121	4,647	7,451

24	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Financial Statement Discussion and Analysis Report

Net liabilities have decreased and accumulated surplus has increased consistently from 2003/04 to 2007/08. Over that time the provinces financial position has increased by $13,165 million from an accumulated deficit of $5,714 million in 2003/04 to a record accumulated surplus of $7,451 million in 2007/08.

Non–financial Assets as a Portion of Liabilities

The chart provides an indication of what proportion of liabilities are used to fund capital infrastructure as opposed to funding working capital requirements.

Net liabilities have declined steadily over the last three years and the province moved from a deficit to a surplus. Over that period, a greater proportion of liabilities have arisen from government’s investment in infrastructure projects, rather than operations.

2003/04 to 2007/08

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The government’s ratio of net liabilities to GDP has declined consistently between 2003/04 and 2007/08 reducing the financial burden on the provincial economy and on future taxpayers. The decrease in net liabilities to GDP indicates the province can sustain program spending without a negative impact on the economy.

2003/04 to 2007/08

Surplus (Deficit) to GDP

The surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

The consistent positive trend since 2003/04 shows that government operating requirements are decreasing at a greater rate than growth in GDP. Results in the positive range of the chart indicate that government can maintain existing operations and reduce the debt burden or invest in infrastructure without a negative impact on the economy.

2003/04 to 2007/08

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	25

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Analysis of total provincial debt helps users to assess the extent of long–term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2003/04	2004/05	2005/06	2006/07	2007/08
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Gross debt	41,941	39,912	38,057	36,821	36,834
Less: sinking funds assets	(4,619)	(4,515)	(4,059)	(3,798)	(2,649)
Third party guarantees and non–guaranteed debt	415	449	399	410	442
Total provincial debt	37,737	35,846	34,397	33,433	34,627

When reporting to rating agencies, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self–supported Crown corporations reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $2,207 million lower than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt and the inclusion of debt guarantees and non–guaranteed debt. Overall, total provincial debt increased by $1,194 million in 2007/08 because the government borrowed to fund capital projects and working capital requirements. The largest increases were the debt of the BC Transportation Financing Authority which rose by $711 million; education sector debt increased by $587 million; health sector debt increased by $446 million; the debt of other taxpayer–supported entities increased by $116 million; the debt of the British Columbia Hydro and Power Authority increased by $489 million; and the debt of other self–supported entities increased by $86 million. This was offset by a reduction of provincial government direct operating debt of $1,241 million compared to 2006/07.

Taxpayer–supported debt to GDP

The ratio of taxpayer–supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. The government is committed to maintaining a downward trend in the taxpayer–supported debt to GDP ratio. A declining ratio means that debt will not grow faster than the economy, so that future generations will not be left with a debt burden that they cannot afford.

2003/04 to 2007/08

26	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s strong fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2007/08, Moody’s Investors Service Inc. gave the province an Aaa (stable) credit rating (2007: Aaa); Standard and Poor’s gave the province an AAA (stable) credit rating (2007: AAA), and Dominion Bond Rating Services gave the province an AA(high) credit rating (2007: AA (high)).

Credit Ratings June 2008

Rating Agency(1)

Jurisdiction	Moody’s Investors Service Inc.	Standard and Poor’s	Dominion Bond Rating Service
British Columbia	Aaa	AAA	AA (high)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1	AA	AA(low)
Manitoba	Aa1	AA	A(high)
Ontario	Aa1	AA	AA
Quebec	Aa2	A+positive	A(high)
New Brunswick	Aa1	AA–	A(high)
Nova Scotia	Aa2	A+	A
Prince Edward Island	Aa2	A	A(low)
Newfoundland	Aa2	A	A(low positive)
Canada	Aaa	AAA	AAA/AA(high)

(1)The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “–”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 115–127.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt.

If a decreasing proportion of provincial revenue is used to pay interest on provincial debt, more money is left to provide government services. The interest bite has decreased over the last five years. In 2007/08, the province spent 4 cents of each revenue dollar on interest on the provincial debt.

2003/04 to 2007/08

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	27

Financial Statement Discussion and Analysis Report

Non–Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non–hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Since 2003/04, the government has reduced its foreign currency debt, thereby reducing the province’s vulnerability to changes in exchange rates.

2003/04 to 2007/08

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables which the government does not directly control. These include:

•      economic factors such as commodity prices, personal income, retail sales, population growth, and unexpected shocks such as terrorism, avian flu and forest fires

•      outcomes from litigation, arbitration and negotiations with third parties

•      changes in federal transfers

•      utilization rates for government services such as health care, children and family services, or employment assistance

•      exposure to interest rate fluctuations, foreign exchange rates and credit risk

•      changes in Canadian generally accepted accounting principles

The following are the approximate effect of changes in some of the key variables on the surplus:

Key Fiscal Sensitivities(1)

Variable	Increase Of	Annual Fiscal Impact
		($ millions)
Nominal GDP	1%	$150 to $250
Lumber prices (US$/thousand board feet)	$50	$75 to $125 (2)
Natural gas prices (Cdn$/gigajoule)	$1	$275 to $325
US exchange rate (US cents/Cdn$)	1 cent	$(25) to $(40)
Interest rate	1 percentage point	$(90)
Debt	$500 million	$(23)

(1) Individual circumstances and inter–relationships between the variables may cause the actual variances to be higher or lower than the estimates shown.

(2) Sensitivity relates to stumpage revenue only. Depending on market conditions, changes in stumpage revenues may be offset by changes in border tax revenues.

28	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Financial Statement Discussion and Analysis Report

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. The government will continue to apply a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporations, and schools, universities, colleges and health organizations (SUCH) sector forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 19 on page 64 of the Notes to Consolidated Summary Financial Statements.

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2008

Statement of Responsibility

for the Summary Financial Statements

of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with generally accepted accounting principles for senior governments as recommended by the Public Sector Accounting Board of The Canadian Institute of Chartered Accountants. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect arc contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

COLIN HANSEN

Chair, Treasury Board

Report of the Auditor General of British Columbia
ON THE SUMMARY FINANCIAL STATEMENTS OF THE GOVERNMENT OF THE PROVINCE OF BRITISH COLUMBIA

To the Legislative Assembly

of the Province of British Columbia:

I have audited the summary financial statements of the Government of the Province of British Columbia consisting of the consolidated statement of financial position as at March 31, 2008, and the consolidated statements of operations, change in net liabilities, and cash flow for the year then ended. These financial statements are the responsibility of the Government. My responsibility is to express an opinion on these financial statements based on my audit.

Except as explained in the following paragraph, I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Government, as well as evaluating the overall financial statement presentation.

Reservation: Scope Limitation

As explained in Note I (e), during the current year the Government appropriately recorded as tangible capital assets the costs for constructing resource roads under the B.C. Timber Sales program. These roads have useful lives which range from 5 to 40 years and, consequently, the Government was required to determine the carrying value of the roads net of accumulated depreciation from the inception of the B.C. Timber Sales Program. I was advised that since complete information was not readily available to determine reliable values, an estimate was made to arrive at the year-end balance of $294 million. I was unable to obtain satisfactory audit evidence to determine the reasonableness of the estimate, consequently I was not able to determine whether any adjustments might be necessary to tangible capital assets, accumulated surplus (deficit) at year-end, natural resources and economic development expense, and surplus (deficit) for the year.

...2

REPORT OF THE AUDITOR GENERAL OF BRITISH COLUMBIA

ON THE SUMMARY FINANCIAL STATEMENTS

OF THE GOVERNMENT OF THE

PROVINCE OF BRITISH COLUMBIA

Reservations: Departures from Canadian Generally Accepted Accounting Principles

Failure to recognize a portion of a First Nation settlement

As explained in Note 31, during the year the Government entered into an agreement with the Musqueam First Nation to settle outstanding court cases. As part of the settlement, land valued at approximately $175 million formerly held by the Greater Vancouver Regional District was transferred to the First Nation. The Government has not recognized the effect of this transaction in its summary financial statements because legally the land was transferred directly from the Greater Vancouver Regional District to the First Nation. In my opinion, the effect of this transaction should be accounted for in the summary financial statements because in substance the Government re-acquired the land from the Greater Vancouver Regional District to settle legal action against the Government. In this respect, the summary financial statements are not in accordance with Canadian generally accepted accounting principles. Had the transaction been recognized. miscellaneous revenue, protection of persons and property expenses, inventories for resale and accounts payables and accrued liabilities would all have increased by approximately $175 million.

Failure to provide for deep-well credits

No provision has been made in the summary financial statements for deep-well credits cumulatively earned by oil and gas producers as at March 31, 2008. In my opinion, a provision of $59 million should have been made for credits earned up to March 31, 2008 and in this respect the summary financial statements are not in accordance with Canadian generally accepted accounting principles. Had a provision been made on a prospective basis (information is not available to determine the effect on prior periods), accounts payable and accrued liabilities at March 31, 2008 and natural resources and economic development expenses for the year then ended would have been greater by $59 million and surplus (deficit) for the year and accumulated surplus (deficit)-end of year would have been less by $59 million.

Inappropriate netting of oil and natural gas producer royalty credits

The Government is inappropriately recording oil and gas royalty revenues net of credits provided to producers for exploration incentives. In my opinion, this basis of presentation is not in accordance with Canadian generally accepted accounting principles which require that financial statements record and disclose the gross amounts of revenues and expenses. Had oil and gas royalty revenues been recorded and disclosed on a gross basis, natural resources revenues and natural resources and economic development expenses would have both increased by $445 million (2007: $368 million).

...3

REPORT OF THE AUDITOR GENERAL OF BRITISH COLUMBIA

ON THE SUMMARY FINANCIAL STATEMENTS

OF THE GOVERNMENT OF THE

PROVINCE OF BRITISH COLUMBIA

Inappropriate disclosure or failure to disclose essential information

Liabilities related to leased tangible capital assets as at March 31, 2008 are inappropriately included in these summary financial statements in the taxpayer supported debt line, and the amount is disclosed as a footnote in Note 17 to the financial statements. These liabilities should be shown separately from other liabilities on the Statement of Financial Position and in the notes to the financial statements. Essential information should also be disclosed such as the future minimum lease payments in aggregate and for each of the five succeeding years, interest rates, expiry dates, purchase options, terms of renewal and any other contractual obligations and contingencies related to leased tangible capital assets. In these respects the financial statements are not, in my opinion, in accordance with Canadian generally accepted accounting principles. Had these amounts been appropriately disclosed on a separate line, taxpayer supported debt would have decreased by $277 million (2007: $246 million) and lease liabilities would have increased by $277 million (2007: $246 million).

In both Note 21 and the consolidated statement of tangible capital assets, land which is related to highways is inappropriately classified as highway infrastructure rather than as land and land improvements. Further, Note 21 discloses that highway infrastructure, which includes land, has estimated useful lives of between 15 and 40 years, however land has an indefinite life. In these respects, the disclosures in the financial statements are misleading. Had these lands been appropriately classified, land and land improvements would have increased and highway infrastructure would have decreased by $1 billion (2007: $1 billion).

Note 25 (b) discloses the existence of loan guarantees which are shared on a 50/50 basis with the Government of Canada in respect to negotiation support loans provided to First Nations, but it fails to disclose the amount of these guarantees which total $343 million (plus interest) as at March 31, 2008. In my opinion, this information is required for fair presentation and in this respect the financial statements are not in accordance with Canadian generally accepted accounting principles.

...4

REPORT OF THE AUDITOR GENERAL OF BRITISH COLUMBIA

ON THE SUMMARY FINANCIAL STATEMENTS

OF THE GOVERNMENT OF THE

PROVINCE OF BRITISH COLUMBIA

Opinion

In my opinion, except for the effect of any adjustments which might have been required had I been able to satisfy myself as to the carrying amounts of resource roads under the B.C. Timber Sales Program, and except for the effects of the matters as described in the preceding section, these summary financial statements present fairly, in all material respects, the financial position of the Government of the Province of British Columbia as at March 31, 2008 and the results of its operations, change in net liabilities and cash flow for the year then ended, in accordance with Canadian generally accepted accounting principles.

Victoria, British Columbia	John Doyle, MBA, CA
June 6, 2008	Auditor General

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	39

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2008

		In Millions
	Note	2008	20Q7
		$	$
Financial Assets

Cash and cash equivalents		4,936	2,511
Temporary investments		1,015	939
Accounts receivable	3	2,812	2,902
Inventories for resale	4	66	75
Due from other governments	5	932	881
Due from self–supported Crown corporations and agencies	6	509	554
Equity in self–supported Crown corporations and agencies	7	5,090	4,426
Loans, advances and mortgages receivable	8	1,063	992
Other investments	9	2,851	2,510
Sinking fund investments	10	2,649	3,798
Loans for purchase of assets, recoverable from agencies	11	7,719	7,170
		29,642	26,758
Liabilities

Accounts payable and accrued liabilities	12	6,841	6,072
Due to other governments	13	1,000	915
Due to Crown corporations, agencies and trust funds	14	112	105
Deferred revenue	15	7,136	5,989
Employee pension plans	16	2	2
Taxpayer–supported debt	17	28,537	28,924
Self–supported debt	18	8,297	7,897
		51,925	49,904
Net assets (liabilities)	20	(22,283)	(23,146)

Non–financial Assets

Tangible capital assets	21	28,933	26,954
Prepaid program costs	22	469	502
Other assets	23	332	337
		29,734	27,793
Accumulated surplus (deficit)	24	7,451	4,647

Measurement uncertainty	2
Contingencies and contractual obligations	25
Restricted assets	26
Significant events	31

The accompanying notes and supplementary statements are an integral part of these financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

CHERYL WENEZENKI-YOLLAND
Comptroller General

40	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Summary Financial Statements
Consolidated Statement of Operations
for the Fiscal Year Ended March 31, 2008

	In Millions
	2008		2007
	Estimates (Note 32)	Actual	Actual
	$	$	$
Revenue

Taxation (Note 27)	17,671	19,406	18,018
Contributions from the federal government	5,543	5,931	6,386
Natural resources	4,628	3,778	3,982
Fees and licences	3,871	3,986	3,812
Net earnings of self–supported Crown corporations and agencies (Note 7)	2,503	2,974	2,686
Miscellaneous	2,260	2,617	2,589
Investment income	914	1,139	1,032
	37,390	39,831	38,505
Expense (Note 28)

Health	14,215	14,236	13,253
Education	9,837	9,989	9,742
Social services	3,106	3,046	2,892
Interest	2,345	2,231	2,269
Other	1,734	1,398	1,278
Natural resources and economic development	1,566	1,974	1,642
Protection of persons and property	1,418	1,579	1,331
Transportation	1,351	1,379	1,251
General government	668	1,113	768
	36,240	36,945	34,426
Surplus (deficit) for the year before unusual items	1,150	2,886	4,079
Forecast allowance	(750)
Surplus (deficit) for the year	400	2,886	4,079

Accumulated surplus (deficit)—beginning of year as restated (Note 24)		4,200	121
Accumulated surplus (deficit)—before other comprehensive income		7,086	4,200
Accumulated other comprehensive income from self-supported Crown corporations and agencies (see page 89)—end of year		365	447
Accumulated surplus (deficit)—end of year		7,451	4,647

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	41

Summary Financial Statements
Consolidated Statement of Change in Net Liabilities
for the Fiscal Year Ended March 31, 2008

	In Millions
	2008		2007
	Estimates(1)	Actual	Actual
	$	$	$
Surplus (deficit) for the year	400	2,886	4,079
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(3,864)	(3,672)	(3,409)
Amortization of tangible capital assets	1,579	1,608	1,508
Disposals and valuation adjustments		85	20
	(2,285)	(1,979)	(1,881)
Effect of change in:
Prepaid program costs	1	33	(39)
Other assets		5	(39)
	1	38	(78)
Effect of self–supported Crown corporations and agencies other comprehensive income		(82)	447
(Increase) decrease in net liabilities	(1,884)	863	2,567
Net assets (liabilities)—beginning of year	(24,916)	(23,146)	(25,713)
Net assets (liabilities)—end of year (Note 20)	(26,800)	(22,283)	(23,146)

(1) Certain budget numbers have been restated to be consistent with the reporting of actuals on the gross basis.

The accompanying notes and supplementary statements are an integral part of these financial statements.

42	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Summary Financial Statements
Consolidated Statement of Cash Flow
for the Fiscal Year Ended March 31, 2008

	In Millions
	2008			2007
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions

Surplus (deficit) for the year(1)			2,886	4,079
Non–cash items included in surplus (deficit):
Amortization of tangible capital assets			1,608	1,508
Amortization of public debt deferred revenue and deferred charges			(25)	(5)
Valuation adjustments			138	121
Net earnings of self–supported Crown corporations and agencies			(2,974)	(2,686)
Temporary investments decreases (increases)			(76)	(13)
Accounts receivable decreases (increases)			(24)	(381)
Due from other governments decreases (increases)			(51)	(207)
Due from self–supported Crown corporations and agencies (increases) decreases			45	(111)
Accounts payable increases (decreases)			769	(158)
Due to other governments increases (decreases)			85	2
Due to Crown corporations, agencies and trust funds increases (decreases)			7	(39)
Items applicable to future operations increases			1,191	215
Contributions of self–supported Crown corporations and agencies			2,228	2,184
Cash derived from (used for) operations			5,807	4,509

Capital Transactions

Tangible capital assets (acquisitions)	84	(3,672)	(3,588)	(3,403)
Cash derived from (used for) capital	84	(3,672)	(3,588)	(3,403)

Investment Transactions

Loans, advances and mortgages receivable (issues)	126	(220)	(94)	(69)
Other investments—net decreases (increases)		(341)	(341)	(269)
Sinking fund investments	1,420	(271)	1,149	261
Cash derived from (used for) investments	1,546	(832)	714	(77)
Sub–total cash (requirements)			2,933	1,029

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	43

Summary Financial Statements
Consolidated Statement of Cash Flow—Continued
for the Fiscal Year Ended March 31, 2008

	In Millions
	2008			2007
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub–total cash (requirements) carried forward from previous page			2,933	1,029

Financing Transactions(2)

Public debt (decreases) increases	15,465	(15,389)	76	(1,207)
Derived from Warehouse Borrowing Program investment	732	(732)
Derived from (used for) purchase of assets, recoverable from agencies	(3,936)	3,352	(584)	(265)
Cash derived from (used for) financing	12,261	(12,769)	(508)	(1,472)
Increase (decrease) in cash and cash equivalents			2,425	(443)
Cash and cash equivalents—beginning of year			2,511	2,954
Cash and cash equivalents—end of year			4,936	2,511

Cash and cash equivalents are made up of:
Cash			1,235	1,154
Cash equivalents			3,701	1,357
			4,936	2,511

(1) Interest received during the year was $1,087 million (2007: $1,017 million). Interest paid during the year was $2,185 million (2007: $2,202 million). Interest received is made up of interest income from the statement of operations in the amount of $1,139 million (2007: $1,032 million) less the change in accrued interest receivable in the amount of $52 million (2007: $15 million). Interest paid is made up of interest expense from the statement of operations in the amount of $2,231 million (2007: $2,269 million) less the change in accrued interest payable in the amount of $46 million (2007: $67 million).

(2) Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these financial statements.

44	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008

1. Significant Accounting Policies

(a)               BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with generally accepted accounting principles (GAAP) for senior governments as required by the Budget Transparency and Accountability Act (BTAA) and as recommended by the independent Public Sector Accounting Board of The Canadian Institute of Chartered Accountants.

(b)              REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under GAAP. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on page 77 – 79. Trusts administered by government or government organizations are excluded from the reporting entity.

(c)               PRINCIPLES OF CONSOLIDATION

Taxpayer–supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis.

Self–supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

The definitions of these consolidation methods can be found on page 128.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority, the Insurance Corporation of British Columbia, the British Columbia Railway Company, and all school districts.

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 80 – 87. These statements include the operations of the consolidated revenue fund, taxpayer–supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer–supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Section 1(d) Expense.

(d)              SPECIFIC ACCOUNTING POLICIES

Revenue

All revenue is recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable. The exception is corporate income tax, which is recorded on a cash basis.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted for specific programs such as health transfers.

Tax credits/offsets are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue but are not considered valuation allowances.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	45

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

1. Significant Accounting Policies—Continued

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 129. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made. Transfers are deferred if the amount represents prepaid operating expenses.

Expenditures in the Statement of Operations are classified by functions. Functions are defined by Statistics Canada’s Financial Management System of Government Statistics. A function indicates the purpose of the expenditure. The province uses the following eight functions: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government and other.

The health function includes expenditures incurred to operate the provincial health care system. It includes the cost of providing medical, hospital and preventive care, and other health–related services such as laboratories and diagnostic facilities.

The education function includes expenditures that the province incurred to provide education services. It includes outlays for elementary, secondary, and post-secondary schools. It also includes expenditures related to other education services such as the cost of programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services function includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well–being. It includes expenditures for counselling and rehabilitation services, transfer payments to individuals who are unable to lead a normal life due to a physical or mental disability, and the cost of services and goods provided by the province to the elderly.

The natural resources and economic development function includes expenditures that the province incurred to promote and develop industries as well as to develop and conserve the natural resources on which these industries depend. It includes the cost of regulating the various industrial activities that are carried on in the province, as well as the cost of research related to resource conservation.

The protection of persons and property function includes outlays made by the province to protect persons and property from negligence, abuse and crime. It includes the cost of policing, operating and maintaining courts of law and correctional facilities. It also includes costs incurred to negotiate a resolution to land, resources, governance and jurisdictional issues with First Nations.

The transportation function includes expenditures incurred by the province to operate and maintain its transportation systems. This includes outlays for highway infrastructure, other road systems and public transit.

The general government function is composed of three sub–categories. These are general administration, executive and legislature, and other general government services. General administration includes outlays for central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes outlays for the political, law enactment and constitutional activities of the province.

The other function consists of those expenditures which cannot be otherwise allocated.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

46	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

1. Significant Accounting Policies—Continued

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short–term highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of changes in value. These short–term investments generally have a maturity of three months or less and are held for the purpose of meeting short–term cash commitments rather than for investing.

Temporary investments and Warehouse Program Investments include short–term investments recorded at the lower of cost or market value. The fair values of short–term investments approximate their carrying values because of the short–term maturity of these instruments.

Inventories for resale include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

Equity in self–supported Crown corporations and agencies represents the province’s investment (including long–term advances) in those self–supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over periods ranging up to 30 years. Concessionary loans and mortgages are recorded at net present value at issue and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Other investments are recorded at the lower of cost of acquisition (which may be adjusted by attributed income) or estimated current value. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight–line basis except for some transportation equipment which is amortized using the sinking fund method.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (artifacts, specimens and documents) has been excluded from the statement of financial position. When collections are purchased, these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	47

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

1. Significant Accounting Policies—Continued

Guaranteed debt includes guarantees by the minister of finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight–line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re–lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short–term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i)             Taxpayer–supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii)          Self–supported debt—includes the portion of debt of commercial Crown corporations, agencies and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of commercial Crown corporations and agencies as these entities are consolidated on the modified equity basis. Commercial Crown corporations and agencies fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self–supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt or the life of the new debt, whichever is shorter.

48	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

1. Significant Accounting Policies—Continued

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long–term, fixed–term monetary assets and liabilities are reported as a component of sinking funds, public debt and loans for purchase of assets recoverable from agencies, and amortized over the remaining terms of the related items on a straight–line basis. Non–monetary assets and liabilities are translated at historical rates of exchange.

Derivative Financial Instruments

The province is a party to financial instruments with off–balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off–balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the lesser of the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

Public sector generally accepted accounting principles do not recognize other comprehensive income in relation to taxpayer–supported Crowns. Therefore, any transactions relating to other comprehensive income in the taxpayer–supported Crown corporation statements have been reversed. Any recognition of other comprehensive income for self–supported Crown corporations has been reflected in the equity in self–supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. The associated retirement costs are capitalized as part of the assets’ carrying value and amortized over the assets’ useful lives. Legal liabilities may exist for the removal and disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

(e) CHANGES IN ACCOUNTING TREATMENT

Capitalization of Interest During Construction

During the year, the Province changed the application of its policy for capitalizing interest. In the past, interest during construction was added to the cost of all capital projects with a cost greater than $50 million. Interest will now be added only to the cost of those capital projects that cost more than $50 million and have specific borrowings. The impact of this change in the application of accounting policy has resulted in a decrease in assets of $12 million (2007: $4 million decrease) and an increase in expenses of $8 million (2007: $2 million increase).

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	49

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

1. Significant Accounting Policies—Continued

Classification of Forest Resource Roads

During the year, the Province changed the classification of resource roads constructed under the BC Timber Sales Account from prepaid program costs to tangible capital assets to be consistent with our stated accounting policy. The impact of this change was a decrease in prepaid program costs of $211 million (2007: $89 million decrease), an increase in tangible capital assets of $294 million (2007: $275 million increase), an increase in amortization expense of $31 million (2007: $30 million increase) and an increase in operating expenses of $72 million (2007: $25 million decrease). This results in a $103 million decrease to the surplus (2007: $5 million decrease) and an increase to the accumulated surplus of $186 million (2007: $191 million increase). The change also included a write down for $82 million of costs that were previously included in the BC Timber Sales inventory. The write down resulted from information that was not previously available which suggested a change in the estimated useful life of the asset.

2.    Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of individual income tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, obligations for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investment and advances. Measurement uncertainty also exists in the valuation of forest resource roads and in the inventory of development costs under the BC Timber Sales account program. Management has estimated the value of the roads and overhead costs, however some historical data is unavailable. The range of this uncertainty is inestimable. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. Measurement uncertainty exists in these financial statements as identified in the table below for items with a variability of over $10 million:

	In Millions
	Actual(1)
	Amount	Measurement Uncertainty		Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities
Accounts Payable and Accrued Liabilities
Litigation and Arbitration	78	68	88	(10)	10
Variability exists in the outcomes of litigation and arbitration
Crime Victim Assistance Program	168	160	177	(8)	9
Variability exists because actuarial estimates are used
Climate Action	439	419	449	(20)	10
Silviculture Liability	90	90	101	0	11

Variability exists in the accruals as the recorded numbers are based on the province’s best estimate of expected results.

50	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

2. Measurement Uncertainty—Continued

	In Millions
	Actual(1)
	Amount	Measurement Uncertainty		Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Revenues
Taxation
Personal Income Tax	6,956	6,656	7,256	(300)	300

Contributions from the Federal Government
Health and Social Transfer payments(2)	4,614	4,604	4,664	(10)	50

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

Natural Resources
Softwood Lumber Payments	54	48	59	(6)	5

Variability exists in the recorded amounts due to estimates used in determining the recovery from federal government.

See note 25 with respect to the measurement uncertainty related to environmental remediation liabilities.

(1) Actual amount recorded for each program area may not represent the entire amount in financial statement accounts.

(2) Health and Social Transfer payments are transfers from the federal government based on the provincial share of national population figures and estimates and tax point transfers.

3.         Accounts Receivable

	In Millions
	2008	2007
	$	$

Trade accounts receivable	1,975	2,107
Taxes receivable	1,294	1,250
Accrued interest	216	268
	3,485	3,625
Provision for doubtful accounts	(673)	(723)
	2,812	2,902

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	51

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

4. Inventories for Resale

	In Millions
	2008	2007
	$	$

Properties	17	20
Other	49	55
	66	75

5. Due from Other Governments

	In Millions
	2008	2007
	$	$

Government of Canada:
Current	796	741
Long–term	92	106
Provincial governments:
Current	28	19
Local governments:(1)
Current	16	15
	932	881

(1) Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

6. Due from Self–supported Crown Corporations and Agencies

	In Millions
	2008	2007
	$	$

British Columbia Hydro and Power Authority	314	346
British Columbia Lottery Corporation	193	206
Columbia Power Corporation	2	2
	509	554

See Statement of Financial Position for Self–supported Crown Corporations and Agencies on page 88 for details.

52	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

7. Equity in Self–supported Crown Corporations and Agencies

	In Millions
	2008				2007
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
British Columbia Hydro and Power Authority		1,865	56	1,921	1,783
British Columbia Railway Company	107	108		215	202
British Columbia Transmission Corporation	20	24		44	39
Columbia Power Corporation	276	54		330	317
Insurance Corporation of British Columbia		2,256	309	2,565	2,070
Provincial Capital Commission		15		15	15
	403	4,322	365	5,090	4,426

Change in Equity in Self–supported Crown Corporations and Agencies

Balance—beginning of year	403	3,547	447	4,397	3,448
Prior period adjustments		29		29	29
Balance—beginning of year restated	403	3,576	447	4,426	3,477
Increase (decrease) in other comprehensive income			(82)	(82)	447
Net earnings of self-supported Crown corporations and agencies		2,974		2,974	2,686
Contributions paid to the Consolidated Revenue Fund		(1,972)		(1,972)	(1,941)
Adjustments to contributions paid		(256)		(256)	(243)
Balance—end of year	403	4,322	365	5,090	4,426

See Statement of Financial Position for Self–supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies on pages 88 – 89 for details.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	53

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

8. Loans, Advances and Mortgages Receivable

	In Millions
	2008	2007
	$	$
Loans and Advances
BC student loans	799	742
Land Tax Deferment loans	234	198
Construction loans to social housing projects	82	85
Industrial Development Fund commercial loans	34	67
Accountable advances	19	19
Miscellaneous	72	73
	1,240	1,184
Provision for doubtful accounts	(253)	(247)
	987	937
Mortgages Receivable
Reconstruction Program	70	51
Miscellaneous	6	4
	76	55
	1,063	992

54	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

8. Loans, Advances and Mortgages Receivable—Continued

The BC Student Loan Program provides loans to borrowers for higher education. Borrowers are required to repay these loans through a contracted service provider to the province with a floating interest rate of prime plus 2.5%. Amortization of the loans is usually set for 174 months, but borrowers can extend that amortization to a maximum of 234 months. Defaulted loans are due on demand with interest at a floating rate of prime plus 2.5%. The BC Student Loan Program also administers defaulted student loans issued by financial institutions under a guaranteed and risk sharing agreement with the province. Defaulted risk sharing loans arise due to bankruptcy or death of the borrower while attending school.

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, or a person with a disability. Simple interest is charged on the deferred taxes at a rate set by the minister of small business and revenue. This rate will not exceed 2.0% below the prime lending rate of the principal banker to the government. The deferred taxes, administration fees, plus outstanding interest must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer–supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short–term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

The Industrial Development Fund provided loans to assist the establishment of new industry, the introduction of new technology to existing industry, or the development of a region of British Columbia. These loans incur interest at rates ranging from 0% to 7.75%. The Industrial Development Fund was eliminated pursuant to the repeal of the Industrial Development Incentive Act under the Budget Measures Implementation Act, 2002. No loans were issued after March 31, 2002.

Accountable advances represent funds issued for program costs that have not yet been expended in accordance with the applicable agreements.

The Reconstruction Program provides financial assistance to homeowners to pay for repairs for homes with premature building envelope failure. The financial assistance is provided in the form of subsidized interest loans, no interest loans or deferred payment loans, and is secured by registered mortgages. This program is administered by the Homeowner Protection Office.

Miscellaneous mortgages receivable have terms ranging from less than one year to twenty years, with some loans being payable on demand, with interest rates from 4.7% to 9.48%.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	55

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

9. Other Investments

	In Millions
	2008	2007
	$	$
Pooled investment portfolios	947	744
Municipal, corporate and other bonds	486	395
Equity investments	393	328
Commercial loans and investments	334	379
Provincial government bonds	216	241
Government of Canada bonds	112	262
British Columbia Ferry Services Inc	75	75
Miscellaneous	293	146
	2,856	2,570
Provision for doubtful accounts	(5)	(60)
	2,851	2,510

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $946 million (2007: $815 million).

Municipal, corporate and other bonds have a market value of $484 million (2007: $393 million) with yields ranging from 0% to 9.0%.

Equity investments have a market value of $435 million (2007: $455 million). They include investments in Canadian, U.S. and international equity markets. Also included in equity investments are investments by the University of British Columbia and University of Victoria in subsidiaries that are reported on the equity basis. The total investment reported for these entities is $8 million (2007: $4 million).

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $301 million (2007: $303 million) investment in power development joint ventures. The investment in Cominco Inc., held by the Consolidated Revenue Fund (2007: $55 million) was fully provided for and has been written off.

Provincial bonds of various provinces have a market value of $226 million (2007: $257 million), with yields ranging from 2.05% to 7.74%. Maturity dates range from June 2, 2008 to December 1, 2036.

Government of Canada bonds have a market value of $117 million (2007: $265 million), with yields ranging from 2.59% to 7.95%. Maturity dates range from September 15, 2008 to July 26, 2035.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non–voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $298 million (2007: $144 million).

The 2007 comparative figures have been adjusted to reflect the impact of the reclassification of the University of British Columbia’s and University of Northern British Columbia’s investments previously disclosed as equity investments, bonds and miscellaneous investments, are now reported as pooled investment portfolios. The total of other investments has not changed for 2007.

56	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

10. Sinking Fund Investments

	In Millions
	2008	2007
	$	$
Taxpayer–supported sinking fund investments	2,054	3,065
Self–supported sinking fund investments	595	733
	2,649	3,798

	In Millions
	2008	2007
	$	$
Pooled investment portfolios	1,403	2,406
Provincial government bonds	862	826
Local government bonds	349	433
Cash	28	26
Government of Canada bonds	7	7
Miscellaneous		100
	2,649	3,798

Government of Canada bonds have a market value of $7 million (2007: $7 million), with yields ranging from 2.09% to 3.04%. Maturity dates range from June 1, 2008 to June 1, 2013.

Provincial bonds of various provinces have a market value of $963 million (2007: $907 million), with yields ranging from 1.96% to 4.95%. Maturity dates range from June 1, 2008 to March 22, 2044.

Pooled investment portfolios have a market value of $1,453 million (2007: $2,595 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments bonds and short–term unitized funds that hold money market instruments.

Local government bonds have a market value of $355 million (2007: $431 million), with coupons ranging from 5.74% to 11.33%. Maturity dates range from April 8, 2008 to November 30, 2023. Local government bonds mainly consist of debt issued by the BC Municipal Financing Authority.

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2008	2007
	$	$
British Columbia Hydro and Power Authority	7,623	7,134
British Columbia Transmission Corporation	79	30
Improvement districts	17	6
	7,719	7,170

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	57

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

12. Accounts Payable and Accrued Liabilities

	In Millions
	2008	2007
	$	$
Trade accounts payable	3,113	2,419
Accrued employee leave entitlements (see table below)	1,648	1,567
Other accrued estimated liabilities(1)	1,490	1,450
Accrued interest on debt	590	636
	6,841	6,072

(1) Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims.

	In Millions
	2008	2007
	$	$
Accrued employee leave entitlements
Vacation, compensatory time off, sick bank	771	709
Retirement allowance	569	539
Long–term disability	241	226
Worker compensation benefits	67	93
	1,648	1,567

13. Due to Other Governments

	In Millions
	2008	2007
	$	$
Government of Canada:
Current	323	182
Long-term	520	589
Provincial governments:
Current	66	48
Local governments:(1)
Current	88	95
Long-term	3	1
	1,000	915

(1) Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

58	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

14. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2008	2007
	$	$
British Columbia Liquor Distribution Branch	35	29
Trust funds	77	76
	112	105

15. Deferred Revenue

	In Millions
	2008	2007
	$	$
Deferred contributions	2,533	2,151
Petroleum, natural gas and minerals, leases and fees	2,400	1,715
Federal contributions	660	674
Federal and municipal highway project revenues	297	227
Unearned lease revenue	330	265
Motor vehicle licences and permits	241	234
Tuition	120	145
Derivative debt instruments	147	182
Water rentals and recording fees	100	74
Medical Services Plan premiums	78	74
Forest Stand Management Fund	10	12
Miscellaneous	220	236
	7,136	5,989

16. Employee Pension Plans

	In Millions
	2008	2007
	$	$
Members of the Legislative Assembly Superannuation Account	2	2

(a) Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest five-year average earnings and plan members’ age at retirement. Benefits such as group health benefits and inflation protection for the basic pension are not guaranteed and are contingent upon available funding.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	59

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

16. Employee Pension Plans—Continued

(b) Other Pension Plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non–Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan. The accrued benefit obligation is $390 million, with estimated pension fund assets of $422 million, and an unamortized actuarial gain of $11 million. The accrued net asset is $21 million.

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. They include British Columbia Hydro and Power Authority, British Columbia Lottery Corporation, British Columbia Railway Company, British Columbia Transmission Corporation and the Insurance Corporation of British Columbia. Net assets or net liabilities of the pension funds are included in the investment balance of the particular Crown corporation or agency. Total accrued benefit obligations equal $3,696 million, with estimated pension fund assets of $3,732 million, and an unamortized actuarial loss of $285 million. The accrued net asset is $321 million.

(c) Joint Trusteed Plans

The province contributes to four defined benefit pension plans for substantially all of its employees. The four pension plans are the College Pension Plan, the Public Service Pension Plan, the Municipal Pension Plan, and the Teachers’ Pension Plan. The plans provide basic pensions based on length of service, highest five–year average earnings and plan members’ age at retirement. Benefits such as group health benefits and inflation protection for the basic pension are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

The College, Public Service, Municipal and Teachers’ pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of government and plan member representatives. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the independent pension boards.

In the event an unfunded liability is determined by an actuarial valuation (performed every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers. It is expected, therefore, that any unfunded liabilities in the future will be short–term in nature.

The reported net assets of the pension plans are under joint trust arrangements which limit the province’s possible conditional share to 50%. The province has no claim on accrued asset amounts. If the individual pension boards decide to reduce or suspend employer contributions for a period of time, the province may record an asset. Therefore, the recorded value of the net assets is nil until such time such a decision is made. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2007/08 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long–term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the pension adjustment account.

60	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

16. Employee Pension Plans—Continued

Key actuarial assumptions and dates:

	Public Service Pension Plan	Municipal Pension Plan	Teachers’ Pension Plan	College Pension Plan
Date of actuarial valuation	Mar 31/05	Dec 31/06	Dec 31/05	Aug 31/06
Date of audited financial statements	Mar 31/07	Dec 31/06	Dec 31/06	Aug 31/07
Expected long–term rate of return	6.75%	6.75%	6.85%	6.75%
Assumed rate of salary escalation	4.00%	4.00%	4.10%	4.00%

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

(d) Accrued net obligation (asset) table

The estimated financial position as at March 31, 2008, for the basic pension in each plan is as follows:

	In Millions
	Public Service Pension Plan	Municipal Pension Plan	Teachers’ Pension Plan	College Pension Plan	Total
	$	$	$	$	$

Accrued benefit obligation	11,311	12,919	12,893	1,835	38,958
Pension fund assets	12,026	13,480	11,829	1,839	39,174
	(715)	(561)	1,064	(4)	(216)
Unamortized actuarial gain (loss)	(1,456)	(1,178)	(1,436)	(371)	(4,441)
Accrued net obligation (asset)	(2,171)	(1,739)	(372)	(375)	(4,657)

(e)          The preliminary overall fund rates of return reported to the pension boards as at December 31, 2007 for each plan are: College Pension Plan 4.1%, Public Service Pension Plan 3.8%, Municipal Pension Plan 4.4%, and Teachers’ Pension Plan 4.0%.

(f)            The province’s share includes contributions for all participants in the government reporting entity. Total contributions this year for each plan are (in millions): College Pension Plan $51.4, the Public Service Pension Plan $264.2, the Municipal Pension Plan $399.2, and the Teachers’ Pension Plan $317.1.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	61

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

17. Taxpayer–supported Debt(1)

	In Millions
						2008	2007
	Year of Maturity	Canadian Dollar	US Dollar(2)	Japanese Yen(2)	Other Currencies(2)	Canadian Dollar Total	Canadian Dollar Total
		$	$	$	$	$	$
Short–term promissory notes	2008					0	1,563
	2009	1,396				1,396	0
Notes, bonds and debentures(3)	2008					0	2,373
	2009	2,317	1,076			3,393	3,559
	2010	1,433	308	94	572	2,407	2,349
	2011	1,959		110	614	2,683	2,625
	2012	2,550				2,550	2,507
	2013	683				683	247
	2014–2018	3,164	526			3,690	3,016
	2019–2023	1,956				1,956	1,912
	2024–2028	3,473				3,473	3,297
	2029–2033	3,407				3,407	3,307
	2034–2038	2,129				2,129	1,398
	2039–2043	577				577	592
	2044–2048	291				291	250
Total debt issued at face value		25,335	1,910	204	1,186	28,635	28,995

Unamortized discount						(126)	(130)
Unrealized foreign exchange gains						30	62
Amount held in the Consolidated Revenue Fund						(2)	(3)
Total taxpayer–supported debt						28,537	28,924

The effective interest rates (weighted average) as at March 31 on the above debt are:

2008	5.95%
2007		6.13%

(1) The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 19 (Risk Management and Derivative Financial Instruments).

(2) A portion of the foreign currency denominated debt as at March 31, 2008 was hedged to Canadian dollars–US$1,050 million was fuly hedged to CAD$1,539 million with the remaining US$300 million was fully hedged to 36,075 million Japanese Yen (CAD$371 million); 17,000 million Japanese Yen was fully hedged to CAD$204 million; and 688 million Euro was fully hedged to CAD$1,186 million.

(3) Notes, bonds and debentures include $982 million (2007: $616 million) in public–private partnership obligations, $342 million (2007: $319 million) in mortgages; $310 million (2007: $281 million) in capital leases, and $75 million (2007: $170 million) in demand loans.

62	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

17. Taxpayer–supported Debt(1)—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $3,450 million (2007: $3,481 million) at a weighted average interest rate of 7.31% (2007: 7.75%). These debentures mature at various dates from April 8, 2008 to September 4, 2037 with interest rates varying between 3.69% and 11.33%. These debentures are redeemable in whole or in part before maturity, on 30 days’ prior notice, at the option of the province. During the year, $288 million (2007: $226 million) Canada Pension Plan debentures were issued. Under Canada Pension Plan legislation, any significant amendment to benefits or contributions requires the approval of the legislature or two–thirds of the provinces.

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions Canadian Dollar
$
2009	3,252
2010	2,221
2011	2,365
2012	2,002
2013	643

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	63

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

18. Self–supported Debt(1)

	In Millions
				2008	2007
				Canadian	Canadian
	Year of	Canadian	US	Dollar	Dollar
	Maturity	Dollar	Dollar(2)	Total	Total
		$	$	$	$

Short–term promissory notes	2008			0	1,106
	2009	1,020		1,020	0
Notes, bonds and debentures	2008			0	382
	2009	124		124	124
	2010	574	58	632	632
	2011	150		150	150
	2012	450		450	450
	2013	200		200	0
	2014–2018	1,015	290	1,305	1,265
	2019–2023	1,801		1,801	1,571
	2024–2028	100	597	697	717
	2029–2033	1,300		1,300	1,100
	2034–2038		355	355	364
	2049–2053	200		200	0
Total debt issued at face value		6,934	1,300	8,234	7,861

Unamortized discount				(10)	(16)
Unrealized foreign exchange gains				73	52
Total self–supported debt				8,297	7,897

The effective interest rates (weighted average) as at March 31 on the above debt are:

2008	6.16%
2007		6.68%

(1)The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 19 (Risk Management and Derivative Financial Instruments).

(2)Foreign currency denominated debt as at March 31, 2008 includes US$1,050 million (CAD$1,300 million), of which, US$822 million was fully hedged to CAD$1,066 million and US$228 million was unhedged (CAD$234 million).

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $208 million (2007: $177 million) at a weighted average interest rate of 9.02% (2007: 10.04%). These debentures mature at various dates from April 8, 2008 to June 11, 2017 with interest rates varying between 4.75% and 10.17%. These debentures are redeemable in whole or in part before maturity, on 30 days’ prior notice, at the option of the province.

64	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

18. Self–supported Debt(1)—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years to meet retirement provisions on notes, bonds and debentures are:

In Millions Canadian Dollar
$
2009	30
2010	630
2011	150
2012	450
2013	200

19. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with interest rate fluctuations, foreign exchange rate fluctuations and credit risk. In accordance with risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge exposure to interest and foreign exchange risks.

Derivatives used by the province include interest rate swaps, cross–currency swaps, forward foreign exchange contracts, forward rate agreements, advanced rate setting agreements and other agreements. A derivative instrument is a financial contract with a financial institution or counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure contained in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives by type, outstanding at March 31, 2008, based on the notional amounts of the contracts. The notional amounts of financial derivative instruments are the face amounts that are used to calculate interest payments made on those instruments. There is no exchange of the notional amounts in interest rate swaps. Cross currency swaps can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both.

Taxpayer–supported Portfolios

	In Millions
				Forward	Advanced	Other
		Cross	Interest	Foreign	Rate	Contracts
	Year of	Currency	Rate	Exchange	Setting	and
	Maturity	Swaps	Swaps	Contracts	Agreements	Agreements	Total
		$	$	$	$	$	$
	2009	1,015	838	690	500	245	3,288
	2010	974	578				1,552
	2011	834					834
	2012		100				100
	2013		200				200
	6–10 years	526	530				1,056
	+ 10 years	63	972				1,035
Total		3,412	3,218	690	500	245	8,065

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	65

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

19. Risk Management and Derivative Financial Instruments—Continued

Self–supported Portfolios

	In Millions
				Forward
		Cross	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps	Swaps	Contracts	Total
		$	$	$	$
	2010		551	57	608
	2012		350		350
	2013		200		200
	6–10 years	290	1,131		1,421
	+ 10 years		100	719	819
Total		290	2,332	776	3,398

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments, and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $20,527 million (2007: $20,980 million), allow floating rate exposure up to 45.00% (2007: 45.00%) of this portion of the taxpayer–supported debt. At March 31, 2008, floating rate debt exposure was 25.97% (2007: 25.75%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 46.00% (2007: 46.00%) of their debt that totals $7,633 million (2007: $7,144 million). At March 31, 2008, floating rate debt exposure for BC Hydro was 36.90% (2007: 37.60%) of their debt.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2008, a 1.00% change in interest rates would impact the annual debt servicing expense by $47 million (2007: $57 million) for the taxpayer–supported debt portfolio and $28 million (2007: $24 million) for the self–supported debt portfolio.

At March 31, 2008, swap agreements relating to investments held by taxpayer–supported portfolios included an interest rate swap totalling $44 million (2007: $44 million).

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross currency swaps) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $20,527 million (2007: $20,980 million), allow unhedged foreign debt exposure up to 10.00% (2007: 10.00%) of this portion of the taxpayer–supported debt. At March 31, 2008, unhedged foreign debt exposure in Japanese yen was 1.81% (2007: 1.69%) of the government direct debt portfolio.

66	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

19. Risk Management and Derivative Financial Instruments—Continued

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2007: 20.00%) of its debt, which totals $7,633 million (2007: $7,144 million). At March 31, 2008, 1.70%(2007: 2.30%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2008, a one Japanese yen change versus the value of the Canadian dollar would impact the annual debt servicing costs for the taxpayer–supported debt portfolio by $1 million (2007: $1 million); and a one cent change in the Canadian dollar versus the US dollar would impact the annual debt servicing costs for the self–supported debt portfolio by $1 million (2007: $5 million).

At March 31, 2008, swap agreements relating to investments held by taxpayer–supported portfolios included cross currency swaps totalling $64 million (2007: $64 million), foreign currency option agreements totalling $15 million (2007: nil), forward currency contracts totalling $144 million (2007: $123 million) and index–linked swaps totalling $86 million (2007: $66 million).

Credit risk

Credit risk is the risk that the province will incur financial loss due to a counterparty defaulting on its financial obligation to the province. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s and Moody’s Investors Service Inc. of at least AA–/Aa3 or A+/A1 in the case of Canadian Schedule A banks. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

20. Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 41) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

21. Tangible Capital Assets

	In Millions
	2008	2007
	$	$
Land and land improvements	2,416	2,304
Buildings (including tenant improvements)	13,245	12,084
Highway infrastructure	8,282	7,756
Transportation equipment	1,955	1,967
Computer hardware and software	1,014	923
Other	2,021	1,920
	28,933	26,954

See Consolidated Statement of Tangible Capital Assets on page 90.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	67

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

21. Tangible Capital Assets—Continued

The estimated useful lives of the more common tangible capital assets are: buildings (3–50 years); highway infrastructure (including right–of–ways) (15–40 years); transportation equipment (including ferries and related infrastructure) (6–40 years); computer hardware and software (1–5 years); major software systems (1–10 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1–25 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Tenant improvements are amortized over five years or the length of the relevant lease term.

Included in tangible capital assets of British Columbia Transit (BCT) and of Rapid Transit Project 2000 Ltd (RTP) are capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA), formerly Greater Vancouver Transportation Authority (GVTA). These capital assets under lease consist of land, land improvements, stations, guideways and other assets related to the SkyTrain (including SkyTrain Extension) system and West Coast Express. These assets are made available to SCBCTA for their use pursuant to an Order in Council (OIC) and an operating lease and represent one of the province’s contributions toward public transportation in the Meto Vancouver service area. The operating lease arrangements with SCBCTA are for one dollar per year under an initial 15–year term to 2014, with an additional five–year renewal periods upon the agreement of BCT and SCBCTA. The net book value of these assets is $878 million (2007: $896 million). A similar lease arrangement is under negotiation with SCBCTA for the RTP assets. The net book value of these assets is $921 million (2007: $949 million).

22. Prepaid Program Costs

	In Millions
	2008	2007
	$	$

Prepaid program costs(1)	469	502

(1) Includes deferred costs associated with the BC Timber Sales Program and other prepaid operating costs. Also includes inventories of supplies and other not–for–resale items held by taxpayer–supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations.

23. Other Assets

	In Millions
	2008	2007
	$	$

Deferred debt instrument costs	311	324
Other deferred costs	21	13
	332	337

68	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

24. Accumulated Surplus (Deficit)

	In Millions
	2008	2007
	$	$

Accumulated surplus (deficit)—beginning of year as previously reported(1)	3,889	(167)
Adjustments to accumulated surplus (deficit)(2),(3)	311	288
Accumulated surplus (deficit)—beginning of year as restated	4,200	121
Surplus (deficit) for the year(4)	2,886	4,079
Accumulated surplus (deficit)—before other comprehensive income	7,086	4,200

Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 89)—beginning of year	447
Other comprehensive income from self–supported Crown corporations and agencies (see page 89)	(82)	447
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 89)—end of year	365	447

Accumulated surplus (deficit)—end of year	7,451	4,647

(1)The opening accumulated surplus (deficit) figures for April 1, 2007 and April 1, 2006 are reported before accumulated other comprehensive income.

(2)During 2007/08, adjustments were made to the opening accumulated deficit for 2006/07 as follows:

BC Rail restatement—related to assets inappropriately amortized in prior years	28
Restatement of valuation of forest access roads	59
Restatement for a deferred asset that didn’t meet the definition of an asset	(17)
Reverse interest that was capitalized in prior years for Vancouver Convention Centre Expansion Project Ltd	(1)
Recognize a contribution receivable from a third party	28
To recognize a change in classification for BC Timber Sales forest roads	191
Total	288

(3)During 2007/08, adjustments were made to the opening accumulated surplus for 2007/08 for the following items:

BC Rail restatement—related to assets inappropriately amortized in prior years	29
Restatement of valuation of forest access roads	56
Restatement for a deferred asset that didn’t meet the definition of an asset	(14)
Reverse interest that was capitalized in prior years for Vancouver Convention Centre Expansion Project Ltd	(3)
Recognize a contribution receivable from a third party	57
To recognize a change in classification for BC Timber Sales forest roads	186
Total	311

(4)During 2007/08, adjustments were made to the reported surplus figure for the 2006/07 fiscal as follows:

Reverse interest that was capitalized in prior years for Vancouver Convention Centre Expansion Project Ltd	(2)
BC Rail restatement—related to assets inappropriately amortized in prior years	1
Restatement for a deferred asset that didn’t meet the definition of an asset	3
Restatement of valuation of forest access roads	(3)
Recognize a contribution receivable from a third party	29
To recognize a change in classification for BC Timber Sales forest roads	(4)
Total	24

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	69

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

25. Contingencies and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2008 was $417 million (2007: $423 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2008, totalled $99 million (2007: $106 million). See Consolidated Statement of Guaranteed Debt on page 91 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2008	2007
	$	$

Negligence and miscellaneous	211	205
Damage to persons or property	24	122
Contract disputes	12	12
Motor vehicle accidents	34	8
Property access disputes	1	8
	282	355

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2008, was $37 million (2007: $66 million).

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

Environmental Clean–up

The province is responsible for the environmental clean–up of numerous contaminated sites in the province. For those sites where the province has possession, a liability of $155 million (2007: $139 million) has been accrued based on preliminary environmental assessments. This liability is based on the minimum estimated clean–up costs for those sites where an estimate has been made and it has been determined the government is liable. Estimated clean–up costs, not already accrued for sites under evaluation, are approximately $47 million (2007: $40 million) as at March 31, 2008. In addition, the Ministry of Energy, Mines and Petroleum Resources has determined possible net liabilities of $391 million (2007: $386 million) for sites the province does not own. Many other sites remain to be evaluated; the future liability for all environmental clean–up costs is not currently determinable.

Aboriginal Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern–day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2008, there were 47 treaty tables in various stages of negotiation, representing two–thirds of the aboriginal people in British Columbia.

70	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

25. Contingencies and Contractual Obligations—Continued

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

As of March 31, 2008, two Final Agreements (with the Maa–nulth First Nations and with the Tsawwassen First Nation) have been ratified by both the provincial government and the respective First Nations. Ratification by the federal government is pending. Included in these final agreements, and treaty related agreements, are commitments of land and benefits including cash. The provincial commitments to Maa–nulth First Nations are for 22,467 hectares of provincial Crown land, cash and benefits estimated at $31.78M. The provincial commitments to Tsawwassen First Nation are for 434 hectares of provincial Crown land and cash estimated at $1.61M.

It is expected the capital transfer components in all Agreements in Principle (AiP) will be entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement tables are as follows:

•                  In–SHUCK–ch, 13,370 hectares

•                  Lheidli T’enneh, 3,416 hectares

•                  Sechelt, 933 hectares

•                  Sliammon, 6,357 hectares

•                  Yale, 915 hectares

•                  Yekooche, 5,960 hectares

Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Eighty per cent of funding for First Nations’ negotiation costs is in the form of loans from Canada and is repayable from treaty settlements. The province has committed to reimburse Canada 50% of any negotiation support loans that default along with 50% of the interest accrued. The amount of any provincial liability is not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

Crown Corporations, Agencies and the School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)Sector

(i)             The Insurance Corporation of British Columbia (ICBC) settles more serious injury claims through the use of structured settlements which require ICBC to provide claimants with periodic payments, usually for a lifetime. ICBC has purchased annuities from approved life insurance companies to make these payments, and in the event a life insurance company fails in its obligation, ICBC becomes responsible for the annuity payments. To date, ICBC has not experienced any losses resulting from these arrangements, nor are any anticipated. The present value of these settlements at December 31, 2007, was approximately $1.15 billion (2006: $907 million).

(ii)          The BC Transportation Financing Authority has contingent liabilities of $100 million (2007: $102 million) remaining after deducting the estimated settlement expense currently accrued from gross claims and environmental issues outstanding for capital projects.

(iii)       Powerex, a wholly owned subsidiary of the British Columbia Hydro and Power Authority, has been named, along with other energy suppliers, as a defendant in a number of US lawsuits and regulatory proceedings regarding alleged market manipulation of energy prices in the California wholesale electricity markets during part of 2000 and 2001. A number of lawsuits have been dismissed on the basis that the proceedings should be at the U.S. Federal Energy Regulatory Commission. The ongoing cases are at various stages and none have been the subject of final judicial action. Management cannot predict the outcome of the various claims.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	71

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

25. Contingencies and Contractual Obligations—Continued

(iv)      The BC Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in material liability to the BC Pavilion Corporation.

(v)         The British Columbia Railway Corporation (BCRC) and BCR Properties Ltd. completed a transaction with Canadian National Railway Company (CN) on July 14, 2004. As a result of the transaction, the province and BCRC have provided commercial indemnities to CN with respect to the transaction and indemnities related to income tax attributes of BC Rail at closing. As at March 31, 2008, the maximum present value (calculated at 9%) of amounts payable under the tax indemnities related to income tax attributes (excluding any reimbursement of professional fees, tax arrears, interest on taxes payable, if any, on indemnity payments) is approximately $505 million (2007: $463 million). These indemnities remain in effect until 90 days after the last date on which a tax assessment or reassessment can be issued in respect of the income tax attributes. Management believes it is unlikely that the province or BCRC will ultimately be held liable for any amounts under the commercial and tax indemnities.

(c)  COMMITMENTS

The government is involved in the following major commitments:

2010 Winter Olympics

On July 2, 2003, the International Olympic Committee (IOC) selected Vancouver to host the 2010 Olympic and Paralympic Winter Games (the Games). A comprehensive Multi–Party Agreement (MPA) among Canada, British Columbia, the City of Vancouver, the Resort Municipality of Whistler, the Canadian Olympic Committee, the Canadian Paralympic Committee, and the Vancouver 2010 Bid Corporation was signed November 14, 2002.

The MPA establishes the roles and relationships of all the parties, the contractual arrangements, financial contributions, legal responsibilities, and the sport legacies of the parties in relation to the Games. On September 30, 2003, the Vancouver Organizing Committee for the 2010 Olympic and Paralympic Winter Games (VANOC) was incorporated as the successor organization to the Vancouver 2010 Bid Corporation. The province has the power to appoint three of the 20 board members to VANOC. VANOC’s mandate is to plan, organize, finance, stage and host the Games. In addition, the province has provided a guarantee to the IOC of a potential financial shortfall of VANOC. The guarantee should not be relied on by parties other than the IOC.

The province has made a commitment to contribute $600 million towards the Games. This commitment has been allocated as follows:

•                  Venues and live sites $310 million

•                  Venues endowment legacy $55 million

•                  Medical and security costs $100 million

•                  Paralympic games $20 million

•                  First Nations sports and municipal legacies $36 million; and

•                  Olympic contingency allocations $79 million

The province spent $67 million in 2008 (2007: $124 million; previous years: $148 million) for a total to date of $339 million at March 31, 2008. Contractual obligations related to the Olympic games commitment are included in section (d) of this note.

Information about the Games may be found at the 2010 Olympic Games website: www.vancouver2010.com, outside these audited statements, and at the BC Olympic and Paralympic Winter Games Secretariat http://www.sbed.gov.bc.ca/2010secretariat/, outside these audited statements.

72	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

25. Contingencies and Contractual Obligations—Continued

The province is also upgrading the Sea–to–Sky Highway to coincide with the Games. The province spent $174 million in 2008 (2007: $198 million). The project to date spending total is $542 million (2007: $368 million). The contractual obligations related to the Sea–to–Sky Highway are included in section (d) of this note.

Crown Corporations, Agencies and the SUCH Sector

The province has committed to the construction of the $885.3 million expansion to the Vancouver Convention Centre and other shared upgrades to adjacent facilities. The cost is to be shared by the province ($540.7 million), the government of Canada ($222.5 million), Tourism Vancouver ($90 million), VCCEP’s revenue generation program ($30 million), and a separate commitment with Western Economic Diversification Canada ($2.1 million). The contractual obligations related to the expansion of the Vancouver Convention Centre are included in section (d) of this note.

(d) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple–year agreements for the delivery of services and the construction of assets. The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year.

	In Millions
	2009	2010	2011	2012	2013	2014 and beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	1,207	636	604	605	547	1,618	5,217
Education	165	32	17	6	3	8	231
Social services	217	23	2				242
Other	74	70	43	42	41	259	529
Natural resources and economic development	302	141	73	64	56	1,306	1,942
Protection of persons and property	295	284	281	274	5	37	1,176
Transportation	923	686	653	665	673	10,716	14,316
General government	456	262	238	214	190	302	1,662
	3,639	2,134	1,911	1,870	1,515	14,246	25,315

Self–supported Crown corporations and agencies
Natural resources and economic development	2,447	1,475	1,468	1,504	1,528	20,814	29,236
General government	112	18	15	12	10	23	190
	2,559	1,493	1,483	1,516	1,538	20,837	29,426
Total	6,198	3,627	3,394	3,386	3,053	35,083	54,741

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	73

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

26. Restricted Assets

	In Millions
	2008	2007
	$	$
Endowment funds of universities and colleges	1,264	1,096

Donors have placed restrictions on their contributions to the endowment funds of universities and colleges. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund that is required to offset the eroding effect of inflation or preserve the original value of the endowment should also not be spent.

27. Revenue

	In Millions
	2008	2007
	$	$
Taxation revenue includes
Personal income	6,956	6,905
Corporate income	2,250	1,538
Social service	5,072	4,714
Property	1,795	1,732
Other	3,333	3,129
	19,406	18,018

See notes at the end of the Schedule of Net Revenue by Source on page 106 for additional information on taxation revenue.

28. Expense

	In Millions
	2008	2007
	$	$
Total Expense by Group Account Classification
Salaries and benefits	14,408	13,926
Government transfers	9,095	7,864
Operating costs	9,011	8,418
Interest(1)	2,231	2,269
Amortization	1,608	1,508
Other	592	441
	36,945	34,426

(1)Includes foreign exchange gain amortization of $35 million (2007: $32 million).

74	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

29. Valuation Allowances

	In Millions
	2008	2007
	$	$
Accounts receivable	114	70
Loans, advances and mortgages receivable	23	28
Tangible capital assets	1	14
Inventories for resale		7
Investments		2
	138	121

These amounts are included in “Other” of “Total expense by Group Account Classification” in Note 28, and represent the write–down of assets and liabilities in the above Consolidated Statement of Financial Position categories.

30. Trusts Under Administration

	In Millions
	2008	2007
	$	$
Public Guardian and Trustee of British Columbia(1)
—administered by government officials	717	647
Supreme and provincial court (Suitors’ Funds) —administered by the Courts	43	38
Credit Union Deposit Insurance Corporation of British Columbia(2) —administered by various government officials and a non–government investment corporation	261	239
Other trust funds —administered by various government officials	112	73
	1,133	997

(1)Public Guardian and Trustee of British Columbia information is draft and unaudited as at March 31, 2008.

(2)Credit Union Deposit Insurance Corporation of British Columbia financial statements are draft and unaudited as at March 31, 2008.

31. Significant Events

Asset–Backed Commercial Paper Write–downs

Three organizations in the government reporting entity have invested in asset–backed commercial paper (ABCP). ABCP is a form of short–term security secured by assets such as mortgages, credit cards and other receivables. The University of British Columbia, Insurance Corporation of British Columbia and the Fraser Health Authority invested a total of $189 million in ABCP. The value of these investments has been reduced due to their connection to US subprime mortgages. These investments have been written down by $48 million.

Bill 29 Settlement Agreements

On June 8, 2007, the Supreme Court of Canada found that three sections of the Health and Social Services Delivery Act (also known as Bill 29) were not constitutionally valid. The Supreme Court provided the province one year to deal with issues arising from the decision. Agreements were signed with the Community Bargaining Association (CBA), Facilities Bargaining Association (FBA), Health Science Professionals Bargaining Association (HSPBA) and the Nurses’ Bargaining Association (NBA). Each agreement addresses consultation, retraining, contracting out and other collective agreement issues. During the year, a liability of $79 million was accrued by the Ministry of Finance in satisfaction of the negotiated settlement.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	75

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2008—Continued

31. Significant Events—Continued

Climate Action Dividend

The 2008 Budget included a one–time Climate Action Dividend of $100 to be paid to all British Columbia residents in June 2008. The total cost of the dividend is estimated to be $439 million and has been accrued as a liability in the 2007/08 fiscal year.

Musqueam Reconciliation, Settlement and Benefits Agreement

On March 11, 2008, the Province and the Musqueam people signed an agreement to bring resolution to three court cases, and further the New Relationship with First Nations. The agreement was substantially implemented by the end of the 2007/08 fiscal year and provided for the Musqueam to receive from the Province; cash of $20 million and lands with an appraised value of $46 million. The agreement also provided for the Musqueam to receive from the Greater Vancouver Regional District certain lands in the Pacific Spirit Regional Park. In addition, the Province assumed responsibility for the consequential costs of conveying the lands received by the Musqueam.

32. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations on page 4 of the Estimates, Fiscal Year Ending March 31, 2008, presented to the Legislative Assembly February 20, 2007. The original estimates do not include supplementary spending of $1.05 billion that consists of $450 million related to climate action dividend ($100 per person) and $595 million related to other additional spending from ministries. The supplementary spending was approved by the Legislature during the 2007/08 fiscal year.

33. Comparatives

The comparative figures for the previous year have been restated to conform with the current year’s presentation. The effect of these restatements on the previously reported operating result is disclosed in Note 24.

34. Asset Retirement Obligations(1)

	In Millions
	2008	2007
	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	11	10
Education(2)	9	4
Other	3	4
Natural resources and economic development	6
	29	18
Self–supported Crown corporations and agencies
Natural resources and economic development	8	17
Transportation	28	44
	36	61
	65	79

(1)The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. Additional asset retirement obligation costs exist which have not been recognized because they cannot be reasonably estimated at this time.

(2)The information for School Districts for 2007 is at June 30, 2006.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	77

Summary Financial Statements
Reporting Entity
for the Fiscal Year Ended March 31, 2008

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ORGANIZATIONS)
RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund(1)

Health Sector

Bella Coola General Hospital

Canadian Blood Services(2)

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Authority

Northern Health Authority

Providence Health Care

Provincial Health Services Authority

RW Large Memorial Hospital

St Joseph’s General Hospital

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Wrinch Memorial Hospital

Education Sector

British Columbia Institute of Technology

Camosun College

Capilano College

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr Institute of Art and Design

Industry Training Authority

Institute of Indigenous Government

Justice Institute of British Columbia

Kwantlen University College

Langara College

Leading Edge Endowment Fund

Malaspina University College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Northwest Community College

Okanagan College

Okanagan University College

78	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Summary Financial Statements
Reporting Entity
for the Fiscal Year Ended March 31, 2008—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ORGANIZATIONS)
RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Open Learning Agency

Private Career Training Institutions Agency

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

Thompson Rivers University

The University of British Columbia

University College of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Natural Resources and Economic Development Sector

552513 BC Ltd(3)

BC Immigrant Investment Fund Ltd

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

British Columbia Innovation Council

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Forestry Innovation Investment Ltd

Nechako–Kitamaat Development Fund Society

Oil and Gas Commission

Pacific Carbon Trust(4)

Partnerships British Columbia Inc

Tourism British Columbia

Vancouver Convention Centre Expansion Project Ltd.

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Rapid Transit Project 2000 Ltd

Protection of Persons and Property

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Social Services Sector

Community Living British Columbia

Fraser Region Interim Aboriginal Authority(4)

Legal Services Society

Vancouver Island Aboriginal Transition Authority(4)

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	79

Summary Financial Statements
Reporting Entity
for the Fiscal Year Ended March 31, 2008—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ORGANIZATIONS)
RECORDED ON A CONSOLIDATED BASIS

Other Sector

BC Games Society

British Columbia Arts Council

British Columbia Assessment Authority

British Columbia Housing Management Commission

First Peoples’ Heritage, Language and Culture Council

Homeowner Protection Office

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF–SUPPORTED CROWN CORPORATIONS AND AGENCIES
(GOVERNMENT ENTERPRISES)
RECORDED ON A MODIFIED EQUITY BASIS

BCIF Management Ltd(5)

British Columbia Hydro and Power Authority(5)

British Columbia Liquor Distribution Branch(6)

British Columbia Lottery Corporation(6)

British Columbia Railway Company(7)

British Columbia Transmission Corporation(5)

Columbia Power Corporation(5)

Insurance Corporation of British Columbia(8)

Provincial Capital Commission(9)

(1)The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 80) and Operations by Sector (page 84).

(2)This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

(3)This organization wound up operations during the fiscal year.

(4)This organization was included in operations for the first time during this fiscal year.

(5)These organizations were included in the Natural Resources and Economic Development Sector results.

(6)These organizations were included in the General Government Sector results.

(7)This organization was included in the Transportation Sector results.

(8)This organization was included in the Protection of Persons and Property Sector results.

(9)This organization was included in the Other Sector results.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	80

Summary Financial Statements
Consolidated Statement of Financial Position by Sector
as at March 31, 2008

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	419	271	1,724	1,493	6	(2)	2,090	279	310	71
Temporary investments	335	324	242	296	14	18			104	66
Accounts receivable	349	292	235	215	87	67	239	282	33	36
Inventories for resale	1	1	29	29						1
Due from the Province of British Columbia		2	26	17	1
Due from other governments	60	49	62	94	14	9			29	52
Due from self–supported Crown corporations and agencies
Equity in self–supported Crown corporations and agencies									15	15
Loans, advances and mortgages receivable	1	1	620	584		1			159	141
Other investments	181	156	2,172	1,760	8	4	9	15	39	42
Sinking fund investments			61	56			2,649	3,798
Loans for purchase of assets, recoverable from agencies							11,406	10,262

	1,346	1,096	5,171	4,544	130	97	16,393	14,636	689	424

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Summary Financial Statements
Consolidated Statement of Financial Position by Sector—Continued
as at March 31, 2008

	In Millions
	Natural Resources and Economic Development		Protection of Persons and Property		Transportation		General Government(3)		Adjustments(4)		Total
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	251	304	17	12	67	49	52	34			4,936	2,511
Temporary investments	301	218	19	16		1					1,015	939
Accounts receivable	505	672	76	84	30	28	1,330	1,308	(72)	(82)	2,812	2,902
Inventories for resale	17	25	9	9			10	10			66	75
Due from the Province of British Columbia	7	6			35	38			(69)	(63)	0	0
Due from other governments	115	217	27	39	65	36	560	385			932	881
Due from self–supported Crown corporations and agencies	316	348					193	206			509	554
Equity in self–supported Crown corporations and agencies	2,296	2,139	2,565	2,070	214	202					5,090	4,426
Loans, advances and mortgages receivable	121	94	4	4	1		244	211	(87)	(44)	1,063	992
Other investments	366	467			76	76				(10)	2,851	2,510
Sinking fund investments					471	406			(532)	(462)	2,649	3,798
Loans for purchase of assets, recoverable from agencies									(3,687)	(3,092)	7,719	7,170

	4,295	4,490	2,717	2,234	959	836	2,389	2,154	(4,447)	(3,753)	29,642	26,758

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	82

Summary Financial Statements
Consolidated Statement of Financial Position by Sector—Continued
as at March 31, 2008

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	$	$	$	$	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	2,205	1,910	1,076	979	140	144	578	627	281	266
Due to other governments	87	65	16	23					78	81
Due to Crown corporations, agencies and trust funds	6	8		2					77	76
Due to the Province of British Columbia		17		9	1				1	8
Deferred revenue	1,617	1,670	1,535	1,303	1		147	182	108	108
Employee pension plans
Taxpayer–supported debt	214	228	910	715	10	12	26,177	27,018	271	251
Self–supported debt							8,297	7,897
	4,129	3,898	3,537	3,031	152	156	35,199	35,724	816	790
Net assets (liabilities)	(2,783)	(2,802)	1,634	1,513	(22)	(59)	(18,806)	(21,088)	(127)	(366)

Non–financial Assets

Tangible capital assets	4,342	4,044	10,950	10,334	59	62			711	617
Prepaid capital advances			24	25
Prepaid program costs	174	161	33	22	2	3			17	13
Other assets	7	5	15	6			303	302	1	1
	4,523	4,210	11,022	10,387	61	65	303	302	729	631

Accumulated surplus (deficit)	1,740	1,408	12,656	11,900	39	6	(18,503)	(20,786)	602	265

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Summary Financial Statements
Consolidated Statement of Financial Position by Sector—Continued
as at March 31, 2008

	In Millions
	Natural Resources and Economic Development		Protection of Persons and Property		Transportation		General Government(3)		Adjustments(4)		Total
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	902	938	315	249	251	307	1,226	743	(133)	(91)	6,841	6,072
Due to other governments	3	2	73	69	1		742	675			1,000	915
Due to Crown corporations, agencies and trust funds		1					35	29	(6)	(11)	112	105
Due to the Province of British Columbia	1	1			2	4			(5)	(39)	0	0
Deferred revenue	3,004	2,101	323	291	408	331	24	32	(31)	(29)	7,136	5,989
Employee pension plans							2	2			2	2
Taxpayer-supported debt	721	511	9	7	4,522	3,748	22	36	(4,319)	(3,602)	28,537	28,924
Self-supported debt											8,297	7,897
	4,631	3,554	720	616	5,184	4,390	2,051	1,517	(4,494)	(3,772)	51,925	49,904
Net assets (liabilities)	(336)	936	1,997	1,618	(4,225)	(3,554)	338	637	47	19	(22,283)	(23,146)

Non-financial Assets

Tangible capital assets	2,044	1,569	67	63	9,960	9,461	816	813	(16)	(9)	28,933	26,954
Prepaid capital advances									(24)	(25)	0	0
Prepaid program costs	149	254	2	3	8	8	84	38			469	502
Other assets	3	4			24	22			(21)	(3)	332	337
	2,196	1,827	69	66	9,992	9,491	900	851	(61)	(37)	29,734	27,793
Accumulated surplus (deficit)	1,860	2,763	2,066	1,684	5,767	5,937	1,238	1,488	(14)	(18)	7,451	4,647

(1) Debt servicing represents the financial impacts of activities related to management of the public debt.

(2) The other sector consists of those expenditures which cannot be otherwise allocated.

(3) Includes the legislature, tax collection and administration, Canadian Health and Social Transfer and Equalization transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

(4) Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	84

Summary Financial Statements
Consolidated Statement of Operations by Sector
for the Fiscal Year Ended March 31, 2008

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	$	$	$	$	$	$	$	$	$	$
Revenue

Taxation									66	81
Contributions from the federal government	334	301	551	546	92	110			182	192
Natural resources
Fees and licences	1,851	1,804	1,136	1,082					25	24
Contributions from the provincial government/ self–supported Crown corporations and agencies	39	17	327	349	10	7			39	66
Miscellaneous	731	647	1,174	1,266	21	32			96	103
Investment income	32	27	171	173	5	3	1,020	914	18	9
Total revenue	2,987	2,796	3,359	3,416	128	152	1,020	914	426	475

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Summary Financial Statements
Consolidated Statement of Operations by Sector—Continued
for the Fiscal Year Ended March 31, 2008

	In Millions
	Natural Resources and Economic Development		Protection of Persons and Property		Transportation		General Government(3)		Adjustments(4)		Total
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue

Taxation	32	31			484	466	18,824	17,440			19,406	18,018
Contributions from the federal government	299	93	129	85	26	26	4,318	5,033			5,931	6,386
Natural resources	3,778	3,982									3,778	3,982
Fees and licences	143	135	689	659	113	81	30	27	(1)		3,986	3,812
Contributions from the provincial government/ self–supported Crown corporations and agencies	412	443	633	381	24	48	1,938	1,850	(448)	(475)	2,974	2,686
Miscellaneous	178	106	153	155	59	59	252	321	(47)	(100)	2,617	2,589
Investment income	58	52	9	1	34	35	10	11	(218)	(193)	1,139	1,032
Total revenue	4,900	4,842	1,613	1,281	740	715	25,372	24,682	(714)	(768)	39,831	38,505

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	86

Summary Financial Statements
Consolidated Statement of Operations by Sector—Continued
for the Fiscal Year Ended March 31, 2008

	In Millions
	Health		Education		Social Services		Debt Servicing(1)		Other(2)
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	$	$	$	$	$	$	$	$	$	$
Expense

Salaries and benefits	5,457	5,166	6,760	6,754	389	364			124	115
Government transfers	4,007	3,689	888	730	1,805	1,762			1,058	979
Operating costs	4,325	4,020	1,649	1,599	866	774			184	148
Interest	12	10	48	36			2,163	2,213	15	16
Amortization	435	395	545	513	15	12			24	20
Other	254	147	174	175	10	21			13	18
Operating expense	14,490	13,427	10,064	9,807	3,085	2,933	2,163	2,213	1,418	1,296
Surplus (deficit) for the Fiscal Year ended March 31	(11,503)	(10,631)	(6,705)	(6,391)	(2,957)	(2,781)	(1,143)	(1,299)	(992)	(821)

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Summary Financial Statements
Consolidated Statement of Operations by Sector—Continued
for the Fiscal Year Ended March 31, 2008

	In Millions
	Natural Resources and Economic Development		Protection of Persons and Property		Transportation		General Government(3)		Adjustments(4)		Total
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	$	$	$	$	$	$	$	$	$	$	$	$
Expense

Salaries and benefits	556	510	598	552	139	127	385	338			14,408	13,926
Government transfers	500	264	603	523	128	73	485	273	(379)	(429)	9,095	7,864
Operating costs	863	743	361	241	714	666	52	236	(3)	(9)	9,011	8,418
Interest	4	4			198	184			(209)	(194)	2,231	2,269
Amortization	74	71	20	19	397	383	98	95			1,608	1,508
Other	129	79	21	11	15	32	107	94	(131)	(136)	592	441
Operating expense	2,126	1,671	1,603	1,346	1,591	1,465	1,127	1,036	(722)	(768)	36,945	34,426
Surplus (deficit) for the Fiscal Year ended March 31	2,774	3,171	10	(65)	(851)	(750)	24,245	23,646	8	0	2,886	4,079

(1) Debt servicing represents the financial impacts of activities related to management of the public debt.

(2) The other sector consists of those expenditures which cannot be otherwise allocated.

(3) Includes the legislature, tax collection and administration, Canadian Health and Social Transfer and Equalization transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

(4) Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	88

Summary Financial Statements
Statement of Financial Position
for Self-supported Crown Corporations and Agencies
as at March 31, 2008

	In Millions
	Other(1)	Natural Resources and Economic Development(2)	Protection of Persons and Property(3)	Transpor– tation(4)	General Government(5)	2008 Total	2007 Total(6)
	$	$	$	$	$	$	$
Assets

Cash and temporary investments	3	77	9,761	268	95	10,204	9,474
Accounts receivable		560	1,045	4	122	1,731	1,680
Inventories		138		17	87	242	243
Long-term investments		39	82			121	97
Sinking fund investments		595				595	733
Tangible capital assets	18	11,602	78	281	166	12,145	11,306
Other assets		1,246	192	84	29	1,551	1,429
Total Assets	21	14,257	11,158	654	499	26,589	24,962

Liabilities

Accounts payable	2	1,306	6,906	130	305	8,649	8,317
Deferred revenue	4	2,008	1,687	309		4,008	3,854
Due to Province of BC		316			193	509	554
Debt due to Province of BC		8,215				8,215	7,687
Other long-term debt		117			1	118	124
	6	11,962	8,593	439	499	21,499	20,536
Equity

Investment by the CRF		296		107		403	403
Other comprehensive income		56	309			365	447
Unremitted earnings—end of year	15	1,943	2,256	108		4,322	3,576
	15	2,295	2,565	215	0	5,090	4,426
Total Liabilities and Equity	21	14,257	11,158	654	499	26,589	24,962

(1)Provincial Capital Commission.

(2)British Columbia Hydro and Power Authority, British Columbia Transmission Corporation, Columbia Power Corporation and BCIF Management Ltd.

(3)Insurance Corporation of British Columbia.

(4)British Columbia Railway Company.

(5)British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

        (6)British Columbia Railway Company made a revision to prior year accounting treatments. British Columbia Railway Company has restated assets, equity, revenues, and expenses for 2006/07 related to assets that should not have been amortized in prior years and to conform to current year reporting. These changes for British Columbia Railway Company have resulted in assets increasing by $29 million, equity increasing by $30 million, revenues increasing by $3 million, and expenses increasing by $2 million for 2006/07. British Columbia Hydro and Power Authority has reclassified assets, liabilities, revenues, and expenses for 2006/07 to conform to current year reporting. These changes for British Columbia Hydro and Power Authority have resulted in assets increasing by $16 million, liabilities increasing by $15 million, revenues decreasing by $5 million, and expenses decreasing by $5 million for 2006/07. British Columbia Liquor Distribution Branch has restated revenues and expenses for 2006/07. These changes for British Columbia Liquor Distribution Branch have resulted in revenues increasing by $75 million and expenses increasing by $75 million for 2006/07. British Columbia Lottery Corporation revenues and expenses have been restated for 2006/07 to incorporate the Marketing Trust Account for comparative purposes. These changes for British Columbia Lottery Corporation have resulted in revenues increasing $10 million and expenses increasing $10 million for 2006/07. Columbia Power Corporation has reclassified assets and liabilities for 2006/07 due to the adoption of financial instruments guidance. These changes for Columbia Power Corporation have resulted in assets decreasing by $3 million and liabilities decreasing by $3 million for 2006/07.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2007/08

Summary Financial Statements
Summary of Results of Operations and Statement
of Equity for Self–supported Crown Corporations and Agencies for the Fiscal Year Ended March 31, 2008

	In Millions
	Other(1)	Natural Resources and Economic Development(2)	Protection of Persons and Property(3)	Transpor– tation(4)	General Government(5)	2008 Total	2007 Total(7)
	$	$	$	$	$	$	$
Revenue	3	5,094	4,204	49	5,264	14,614	13,318
Expense	3	4,704	3,571	36	3,326	11,640	10,632
Net earnings of self–supported Crown corporations and agencies	0	390	633	13	1,938	2,974	2,686
Contributions paid to the CRF		(290)			(1,682)	(1,972)	(1,941)
Adjustments to contributions(6)					(256)	(256)	(243)
Increase(decrease) in unremitted earnings in self–supported
Crown corporations and agencies	0	100	633	13	0	746	502
Unremitted earnings—beginning of year	15	1,843	1,623	66		3,547	3,045
Adjustments to unremitted earnings(7)				29		29	29
Unremitted earnings—end of year	15	1,943	2,256	108	0	4,322	3,576
Accumulated other comprehensive income—beginning of year			447			447	0
Other comprehensive income		56	(138)			(82)	447
Accumulated other comprehensive income—end of year	0	56	309	0	0	365	447
Investment by the CRF		296		107		403	403
Equity in self–supported Crown corporations and agencies for the year	15	2,295	2,565	215	0	5,090	4,426

(1) Provincial Capital Commission.

(2) British Columbia Hydro and Power Authority, British Columbia Transmission Corporation, Columbia Power Corporation, and BCIF Management Ltd.

(3) Insurance Corporation of British Columbia.

(4) British Columbia Railway Company.

(5) British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

(6) The adjustments are for British Columbia Lottery Corporation transfers to charities and local governments, which is shown as a recovery by the Consolidated Revenue Fund.

(7) British Columbia Railway Company made a revision to prior year accounting treatments. British Columbia Railway Company has restated assets, equity, revenues, and expenses for 2006/07 related to assets that should not have been amortized in prior years and to conform to current year reporting. These changes for British Columbia Railway Company have resulted in assets increasing by $29 million, equity increasing by $30 million, revenues increasing by $3 million, and expenses increasing by $2 million for 2006/07. British Columbia Hydro and Power Authority has reclassified assets, liabilities, revenues, and expenses for 2006/07 to conform to current year reporting. These changes for British Columbia Hydro and Power Authority have resulted in assets increasing by $16 million, liabilities increasing by $15 million, revenues decreasing by $5 million, and expenses decreasing by $5 million for 2006/07. British Columbia Liquor Distribution Branch has restated revenues and expenses for 2006/07. These changes for British Columbia Liquor Distribution Branch have resulted in revenues increasing by $75 million and expenses increasing by $75 million for 2006/07. British Columbia Lottery Corporation revenues and expenses have been restated for 2006/07 to incorporate the Marketing Trust Account for comparative purposes. These changes for British Columbia Lottery Corporation have resulted in revenues increasing $10 million and expenses increasing $10 million for 2006/07. Columbia Power Corporation has reclassified assets and liabilities for 2006/07 due to the adoption of financial instruments guidance. These changes for Columbia Power Corporation have resulted in assets decreasing by $3 million and liabilities decreasing by $3 million for 2006/07.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	90

Summary Financial Statements
Consolidated Statement of Tangible Capital Assets(1)
for the Fiscal Year Ended March 31, 2008

	In Millions
	Land and Land Improvements	Building	Highway Infrastruc– ture	Transport – ation Equipment	Computer Hardware/ Software	Other(3)	2008 Total	2007 Total
	$	$	$	$	$	$	$	$
Historical Cost(2)
Opening Cost	2,463	18,550	13,102	2,699	2,150	5,170	44,134	41,331
Additions	145	1,688	925	48	352	514	3,672	3,409
Disposals and valuation adjustments	(22)	(55)	(39)	(62)	(131)	(187)	(496)	(606)
	2,586	20,183	13,988	2,685	2,371	5,497	47,310	44,134

Accumulated Amortization
Opening balance	(159)	(6,465)	(5,346)	(732)	(1,227)	(3,251)	(17,180)	(16,258)
Amortization expense	(13)	(504)	(367)	(62)	(258)	(404)	(1,608)	(1,508)
Effect of disposals and valuation adjustments	2	31	7	64	128	179	411	586
	(170)	(6,938)	(5,706)	(730)	(1,357)	(3,476)	(18,377)	(17,180)
Net book value for the year ended March 31, 2008	2,416	13,245	8,282	1,955	1,014	2,021	28,933

Net book value for the year ended March 31, 2007	2,304	12,084	7,756	1,967	923	1,920		26,954

(1) This statement includes assets that are held on capital leases at March 31, 2008 at a gross value of $361 million less accumulated amortization of $(92) million for a net book value totalling $269 million (2007: gross value of $435 million less accumulated amortization of $(121) million for a net book value of $314 million) comprised of: heavy equipment gross $28 million less accumulated amortization $(28) million for a net book value of $0 million (2007: gross $90 million less accumulated amortization $(59) million for a net book value of $31 million); vehicles gross $90 million less accumulated amortization $(35) million for a net book value of $55 million (2007: gross $97 million less accumulated amortization $ (42) million for a net book value of $55 million); computer hardware/software gross $76 million less accumulated amortization $(20) million for a net book value of $56 million (2007: gross $78 million less accumulated amortization $(18) million for a net book value of $60 million); buildings gross $158 million less accumulated amortization $(8) million for a net book value of $150 million (2007: gross $155 million less accumulated amortization $(1) million for a net book value $154 million); ferries gross $6 million less accumulated amortization $0 million for a net book value of $6 million (2007: gross $7 million less accumulated amortization $(1) million for a net book value of $6 million) and other assets gross $3 million less accumulated amortization $(1) million for a net book value of $2 million (2007: gross $8 million less accumulated amortization $0 million for a net book value of $8 million).

(2) Historical cost includes work-in-progress at March 31, 2008 totalling $2,678 million (2007: $1,921 million) comprised of: buildings $1,988 million (2007: $1,707 million); land improvements $30 million (2007: $31 million); highway infrastructure $442 million (2007: $47 million); transportation equipment $14 million (2007: $4 million); computer hardware/software $202 million (2007: $132 million); and specialized equipment $2 million (2007: $0 million). Work-in-progress is not amortized. Work-in-progress includes capitalized interest expense at March 31, 2008 totalling $50 million (2007: $22 million).

(3) “Other” at net book value includes office furniture and equipment $561 million (2007: $509 million), vehicles $84 million (2007: $83 million), machinery $1,172 million (2007: $1,123 million) and miscellaneous $204 million (2007: $205 million).

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	91

Summary Financial Statements
Consolidated Statement of Guaranteed Debt
as at March 31, 2008

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH(1) sector entities.

	In Millions
	2008		2007
	Maximum Guarantee Authorized	Net Outstanding	Maximum Guarantee Authorized	Net Outstanding
	$	$	$	$
Taxpayer–supported Guaranteed Debt

Government services:
Homeowner Protection Act loan guarantees(2)	375	78	375	75
Subtotal, government services	375	78	375	75
Health and education:
Financial Administration Act student aid loans	7	7	12	12
Health sector loan guarantees(1)	4	2	4	2
Subtotal, health and education	11	9	16	14

Economic development:
Financial Administration Act:
Feeder Association’s Loan Guarantee Program	10	3	10	2
Miscellaneous guarantees less than $1 million	1	1	2	2
Home Mortgage Assistance Program Act mortgages	10	5	10	7
Subtotal, economic development	21	9	22	11
Total taxpayer–supported guaranteed debt	407	96	413	100

Self-supported Guaranteed Debt

Total self–supported guaranteed debt(3)	10	10	10	10

Grand total, all guaranteed debt	417	106	423	110
Provision for probable payout		(7)		(4)

Net total, all guaranteed debt	417	99	423	106

(1) School districts, universities, colleges and health authorities/hospital societies.

(2) Homeowner Protection Act loan guarantees include indemnities provided to CMHC (Canadian Mortgage and Housing Corporation) for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

(3) The government has unconditionally guaranteed the payment of principal and interest for $10 million (2007: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)              the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit);

b)             the Consolidated Staff Utilization;

c)              details of the Consolidated Revenue Fund; and

d)             the Provincial Debt Summary.

The purpose of this information is to report organizational impacts on the Summary Financial Statements, to reflect management accountability including appropriation control and to provide greater detail on the provincial debt.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund records prepaid capital advances, nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line-by-line basis.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2007/08

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector(1)
for the Fiscal Year Ended March 31, 2008
(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Contributions Paid To Consolidated Revenue Fund	Adjusted Net Income
	$	$	$	$	$	$
Taxpayer-supported (Government Organizations)
552513 BC Ltd.					(3)	(3)
BC Immigrant Investment Fund Ltd	12	(3)	9	(2)		7
B.C. Pavilion Corporation	70	(41)	29	(6)		23
BC Games Society	2	(2)
BC Transportation Financing Authority	651	(722)	(71)	(171)		(242)
British Columbia Arts Council
British Columbia Assessment Authority(2)	73	(73)
British Columbia Enterprise Corporation
British Columbia Housing Management Commission	540	(540)		(4)		(4)
British Columbia Innovation Council	10	(9)	1	7		8
British Columbia Securities Commission	35	(29)	6			6
British Columbia Transit	188	(187)	1	2		3
Canadian Blood Services	131	(132)	(1)			(1)
Columbia Basin Trust	42	(28)	14			14
Community Living British Columbia	687	(687)
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
First Peoples’ Heritage, Language and Culture Council	3	(3)
Forestry Innovation Investment Ltd.	23	(23)		4		4
Fraser Region Interim Aboriginal Authority	1	(1)		1		1
Homeowner Protection Office	31	(32)	(1)			(1)
Industry Training Authority	99	(98)	1	(1)
Leading Edge Endowment Fund	13	(12)	1	(11)		(10)

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	96

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector(1)
for the Fiscal Year Ended March 31, 2008—Continued
(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Contributions Paid To Consolidated Revenue Fund	Adjusted Net Income
	$	$	$	$	$	$
Taxpayer-supported (Government Organizations)—Continued
Legal Services Society	76	(78)	(2)	(1)		(3)
Nechako–Kitamaat Development Fund Society	1	(1)
Oil and Gas Commission	28	(27)	1			1
Organized Crime Agency of British Columbia Society	8	(7)	1			1
Pacific Carbon Trust	9		9			9
Partnerships British Columbia Inc	14	(13)	1	1		2
Private Career Training Institutions Agency	4	(2)	2			2
Provincial Rental Housing Corporation	34	(33)	1	52		53
Rapid Transit Project 2000 Ltd	28	(28)
The Royal British Columbia Museum Corporation	26	(26)
Tourism British Columbia	61	(63)	(2)	(1)		(3)
Vancouver Convention Centre Expansion Project				32		32
Vancouver Island Aboriginal Transition Authority	1	(1)		1		1
Taxpayer–supported Crown corporations and agencies	2,902	(2,902)	0	(97)	(3)	(100)

SUCH Sector
School Districts	5,243	(5,133)	110	51		161
Universities	2,762	(2,735)	27	300		327
Colleges and Institutes	1,416	(1,398)	18	29		47
Health Authorities	9,286	(9,307)	(21)	(41)		(62)
Hospital Societies	775	(782)	(7)	8		1
SUCH sector	19,482	(19,355)	127	347	0	474
Net impact of taxpayer–supported Crown corporations, agencies and SUCH sector	22,384	(22,257)	127	250	(3)	374

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector(1)
for the Fiscal Year Ended March 31, 2008—Continued
(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Contributions Paid To Consolidated Revenue Fund	Adjusted Net Income
	$	$	$	$	$	$
Self–supported (Government Enterprises)
BCIF Management Ltd
British Columbia Hydro and Power Authority	4,855	(4,486)	369	1	(288)	82
British Columbia Liquor Distribution Branch	2,690	(1,832)	858		(858)
British Columbia Lottery Corporation	2,574	(1,486)	1,088	(8)	(1,080)
British Columbia Railway Company(2)	49	(36)	13			13
British Columbia Transmission Corporation	197	(194)	3	2		5
Columbia Power Corporation	41	(26)	15		(2)	13
Insurance Corporation of British Columbia(2)	4,199	(3,571)	628	5		633
Provincial Capital Commission	3	(3)
Net impact of self–supported Crown corporations and agencies	14,608	(11,634)	2,974	0	(2,228)	746

(1) This schedule does not include elimination entries between entities.

(2) The revenues and expenses reported for the British Columbia Assessment Authority, British Columbia Railway Company and Insurance Corporation of British Columbia include a stub period reversal of January–March 2007 and an inclusion of the stub period of January–March 2008.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	98

SUCH(1) Statement of Financial Position
as at March 31, 2008
(Unaudited)

	In Millions
	Health Authorities & Hospital Societies(2)	Universities	Colleges and Institutes	School Districts	2008 Total	2007 Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	393	525	301	968	2,187	1,727
Temporary investments	334	25	61	39	459	575
Accounts receivable	180	81	35	62	358	361
Inventories for resale	1	17	11	1	30	30
Due from Crown corporations, agencies and trust funds	181	20	17	1	219	197
Due from other governments	41	17	3	6	67	71
Loans, advances and mortgages receivable	1	32	2		35	33
Other investments	143	2,049	99	27	2,318	1,901
Sinking fund investments		59	8		67	55
Financial assets before accounting adjustments	1,274	2,825	537	1,104	5,740	4,950
Policy accounting adjustments	(30)	(29)	(1)	2	(58)	(25)
Financial assets	1,244	2,796	536	1,106	5,682	4,925

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

SUCH(1) Statement of Financial Position
as at March 31, 2008—Continued
(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2008	2007
	Societies(2)	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	1,542	318	191	434	2,485	2,208
Due to other governments	21	1	3	5	30	39
Due to Crown corporations, agencies and trust funds	11	1		2	14	33
Deferred revenue	4,301	2,861	1,264	4,392	12,818	11,972
Taxpayer–supported debt	211	742	149	27	1,129	939

Liabilities before accounting adjustments	6,086	3,923	1,607	4,860	16,476	15,191
Policy accounting adjustments	(912)	(592)	(374)	(185)	(2,063)	(1,945)
Liabilities	5,174	3,331	1,233	4,675	14,413	13,246
Net liabilities	(3,930)	(535)	(697)	(3,569)	(8,731)	(8,321)

Non–financial Assets
Tangible capital assets	4,386	3,675	1,575	5,668	15,304	14,436
Prepaid program costs	156	17	5	4	182	166
Other assets	1	8		7	16	8

Non–financial assets before accounting adjustments	4,543	3,700	1,580	5,679	15,502	14,610
Policy accounting adjustments	(218)	14			(204)	(208)

Non–financial assets	4,325	3,714	1,580	5,679	15,298	14,402

Accumulated surplus (deficit)	395	3,179	883	2,110	6,567	6,081

(1) School districts, universities, colleges, institutes, and health organizations.

(2) These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	100

SUCH(1) Statement of Operations
for the Fiscal Year Ended March 31, 2008
(Unaudited)

	In Millions
	Health Authorities & Hospital Societies(2)	Universities	Colleges and Institutes	School Districts	2008 Total	2007 Total
	$	$	$	$	$	$
Revenue

Contributions from the federal government	14	251	5	3	273	307
Fees and licences	248	624	352	152	1,376	1,314
Contributions from the provincial government/ Crown corporations and agencies	8,775	1,264	868	4,712	15,619	15,095
Miscellaneous	421	627	176	333	1,557	1,506
Investment income	31	(4)	15	43	85	200

Total revenue	9,489	2,762	1,416	5,243	18,910	18,422

Expense

Salaries and benefits	5,046	1,645	975	4,089	11,755	11,474
Government transfers		200			200	184
Operating costs	3,956	460	271	831	5,518	5,208
Interest	12	40	6	2	60	51
Amortization	421	238	94	206	959	890
Other	82	152	52	5	291	287
Total operating expense	9,517	2,735	1,398	5,133	18,783	18,094

Surplus (deficit) for the year before accounting adjustments	(28)	27	18	110	127	328
Policy accounting adjustments	(33)	300	29	51	347	90

Surplus (deficit) for the year	(61)	327	47	161	474	418

(1) School districts, universities, colleges, institutes, and health organizations.

(2) These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	101

Summary Financial Statements
Consolidated Staff Utilization
for the Fiscal Year Ended March 31, 2008(1)
(Unaudited)

				Variance
	2007/08 Budget(2)	2007/08 Actual	2006/07 Actual	2007/08 Actual To Budget	2007/08 vs 2006/07
Consolidated Revenue Fund(3)	30,416	30,224	28,647	(192)	1,577
Taxpayer–supported Crown corporations and agencies(4)	3,975	4,128	3,917	153	211
Total staff utilization	34,391	34,352	32,564	(39)	1,788

The table above provides a summary of full–time equivalent (FTE) employment.

(1)Staff utilization is the full–time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer–supported entities within the Summary Financial Statements.

(2)The budget figures do not include any provisions for the SUCH entities or for the self–supported Crown corporations and agencies.

(3)See the unaudited Consolidated Revenue Fund schedules at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

(4)See Financial Statements of Government Organizations and Enterprises at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

Consolidated Revenue Fund

Extracts

(Unaudited)

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	105

Consolidated Revenue Fund
Statement of Operations
for the Fiscal Year Ended March 31, 2008
(Unaudited)

	In Millions
	2008		2007
	Estimated (1)	Actual	Actual
	$	$	$
Revenue

Taxation	16,968	18,758	17,372
Contributions from the federal government	4,786	4,950	5,383
Natural resource	4,580	3,736	3,942
Other	2,539	2,632	2,608
Contributions from the Crown corporations	1,886	1,972	1,941
	30,759	32,048	31,246
Expense

Health	13,062	13,303	12,329
Education	7,271	7,309	7,010
Social services	3,053	2,975	2,862
Interest (2)	1,394	1,177	1,318
Other	1,274	803	611
Natural resources and economic development	1,398	1,846	1,491
Protection of persons and property	1,231	1,390	1,158
Transportation	715	716	690
General government	377	773	715
	29,775	30,292	28,184
Surplus (deficit) for the year before unusual items	984	1,756	3,062
Liquidation dividends		3	405
Surplus (deficit) for the year	984	1,759	3,467

(1)The estimated amount consists of the Main Estimates presented to the Legislative Assembly on February 20, 2007. It does not include other authorizations granted in subsequent Supplementary Estimates or under statutory authority of $1,091 million (2007: $357 million).

(2)Interest expense does not include the following: interest of $709.3 million (2007: $691 million) on cost of borrowing for relending to government bodies; interest of $4.8 million (2007: $1.9 million) on cost of unallocated borrowing under the Warehouse Borrowing Program; interest of $260 million (2007: $194 million) funded by sinking fund earnings; and, interest of $0.9 million (2007: $0.9 million) on cost of financial agreements entered into on behalf of government bodies. These amounts are not included because the interest expense and recovery are offsetting.

106	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Consolidated Revenue Fund
Schedule of Net Revenue by Source
for the Fiscal Year Ended March 31, 2008
(Unaudited)

	In Millions
	2008		2007
	Estimated	Actual	Actual
	$	$	$
Taxation Revenue(1)

Personal income	6,393	6,959	6,908
Corporate income	1,399	2,252	1,540
Social service	4,847	5,029	4,673
Property	1,762	1,693	1,623
Fuel	492	500	478
Other	2,184	2,368	2,198
Commissions on collection of public funds	(37)	(35)	(37)
Valuation adjustments	(72)	(8)	(11)
Total taxation revenue	16,968	18,758	17,372

Contributions from the Federal Government

Canada health and social transfers	4,644	4,581	4,473
Federal equalization program			459
Other contributions	142	369	451
Total contributions from the federal government	4,786	4,950	5,383

Natural Resource Revenue(2)

Petroleum, natural gas and minerals	2,569	2,079	2,114
Forests	1,389	1,076	1,269
Water and other	635	587	564
Commissions on collection of public funds	(2)	(1)	(1)
Valuation adjustments	(11)	(5)	(4)
Total natural resource revenue	4,580	3,736	3,942

Other Revenue

Medical Services Plan premiums	1,495	1,499	1,493
Motor vehicle licences and permits	437	445	427
Other fees and licences	473	446	419
Investment earnings	41	95	65
Miscellaneous	200	229	275
Asset dispositions	12	10	19
Commissions on collection of public funds	(35)	(7)	(43)
Valuation adjustments	(84)	(85)	(47)
Total other revenue	2,539	2,632	2,608

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	107

Consolidated Revenue Fund
Schedule of Net Revenue by Source
for the Fiscal Year Ended March 31, 2008—Continued
(Unaudited)

	In Millions
	2008		2007
	Estimated	Actual	Actual
	$	$	$
Contributions from the Crown Corporations

Self–supported Crown corporations
British Columbia Hydro and Power Authority	293	288	331
British Columbia Liquor Distribution Branch	810	857	840
British Columbia Lottery Corporation	781	825	768
Other	2	2	2
Total contributions from the Crown corporations	1,886	1,972	1,941
Net Consolidated Revenue Fund Revenue	30,759	32,048	31,246

Liquidation Dividends		3	405

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities(3)
Energy, Mines and Petroleum Resources
Oil and Gas Commission Act	(31)	(32)	(31)
Small Business and Revenue
British Columbia Transit Act (Motor Fuel Tax)	(8)	(9)	(8)
Hotel Resort Tax (Hotel Room Tax Act)	(9)	(9)	(6)
Municipal (Hotel Room Tax Act)	(25)	(27)
Rural Area Property Taxes	(250)	(249)	(229)
South Coast British Columbia Transportation Authority Act (Motor Fuel and Social Services Taxes)	(280)	(282)	(276)
Tobacco Tax Amendment Act	(3)	(2)	(2)
Tourism British Columbia (Hotel Room Tax Act)	(32)	(33)	(31)
Transportation Act (Motor Fuel and Social Services Taxes)	(431)	(439)	(427)
Total	(1,069)	(1,082)	(1,010)

(1)Personal income tax and corporate income tax revenues are recorded after adjustment for tax credits. Deductions allowable in the calculation of personal income tax revenue were $144.0 million (2007: $124.3 million) and corporate income tax were $345.0 million (2007: $238.5 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, sales taxes, venture capital, training, film and production services, scientific and experimental development tax and mining flow-through share.

Personal income tax revenue was also reduced by $114.3 million (2007: $108.7 million) for the BC Tax Reduction.

Personal income tax revenue was further reduced by $15.9 million (2007: $23.3 million), representing that portion of the Family Bonus program payments that effectively reduce recipients’ tax liability.

Additional personal income tax and corporate income tax refunds are issued under the International Financial Activity Act. Personal income tax refunds were $0.03 million (2007: $0.00 million) and corporate income tax refunds were $13.3 million (2007: $1.8 million).

Property tax revenue was recorded net of home owner grants of $651 million (2007: $642 million).

(2)Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, summer drilling, marginal, ultra marginal, low production, and road construction. Deductions allowable in the calculation of royalties revenue were $454.9 million (2007: $369.8 million).

(3)The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

108	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Consolidated Revenue Fund
Schedule of Comparison of Estimated Expenses to Actual Expenses
for the Fiscal Year Ended March 31, 2008
(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations

Legislation	58,072		58,072	53,918
Officers of the Legislature	33,979		33,979	32,467
Office of the Premier	13,771		13,771	13,016
Aboriginal Relations and Reconciliation	55,160	32,582	87,742	87,009
Advanced Education	2,151,076	79,257	2,230,333	2,228,336
Agriculture and Lands	270,295	(35,627)	234,668	234,062
Attorney General	519,775	21,338	541,113	508,961
Children and Family Development	1,866,644		1,866,644	1,864,647
Community Services	273,808	24,322	298,130	283,885
Economic Development	266,242		266,242	262,820
Education	5,494,380		5,494,380	5,492,132
Employment and Income Assistance	1,479,528		1,479,528	1,471,476
Energy, Mines and Petroleum Resources	77,459	9,056	86,515	66,506
Environment	222,819	259,936	482,755	481,673
Finance	91,188		91,188	81,671
Forests and Range	1,077,925	214,111	1,292,036	1,278,421
Health	12,966,920	43,000	13,009,920	12,957,277
Labour and Citizens’ Services	97,507		97,507	87,319
Public Safety and Solicitor General	603,385	112,688	716,073	716,048
Small Business and Revenue	59,964	7	59,971	59,265
Tourism, Sport and the Arts	129,548	78,000	207,548	185,071
Transportation	881,847	985	882,832	882,273
Management of Public Funds and Debt	557,800		557,800	333,029
Contingencies (All Ministries) and New Programs(1)	498,800	248,827	747,627	604,498
BC Family Bonus	17,000		17,000	16,017
Electoral Boundaries Commission	4,268		4,268	2,730
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
Environmental Appeal Board and Forest Appeals Commission	2,077		2,077	1,431
Forest Practices Board	3,761		3,761	3,758
Insurance and Risk Management Special Account		2,342	2,342	2,337
Total expense	29,775,000	1,090,824	30,865,824	30,292,053

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	109

Consolidated Revenue Fund
Schedule of Comparison of Estimated Expenses to Actual Expenses
for the Fiscal Year Ended March 31, 2008—Continued
(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations

Voted expense	29,279,654	1,153,394	30,433,048	29,874,035
Statutory
Various Acts		294,064	294,064	294,064
Special Accounts	513,403	191,193	704,596	688,738
Inter–account transfers	(18,057)	(547,827)	(565,884)	(564,784)
Total expense by appropriation 2007/08	29,775,000	1,090,824	30,865,824	30,292,053

Total expense by appropriation 2006/07	28,220,000	357,152	28,577,152	28,183,823

(1)Some of the budget for contingencies has been reallocated to ministries with approved access.

110	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Consolidated Revenue Fund
Schedule of Financing Transaction Disbursements
for the Fiscal Year Ended March 31, 2008
(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations

Legislation	27,415		27,415	1,576
Officers of the Legislature	2,088		2,088	839
Office of the Premier	95		95	22
Aboriginal Relations and Reconciliation	6,421	378	6,799	1,586
Advanced Education	573,020		573,020	477,901
Agriculture and Lands	17,617		17,617	8,696
Attorney General	11,383	1,506	12,889	12,889
Children and Family Development	19,517		19,517	8,438
Community Services	3,549		3,549	1,484
Economic Development	486	789	1,275	1,275
Education	263,185		263,185	243,632
Employment and Income Assistance	17,595		17,595	3,894
Energy, Mines and Petroleum Resources	32,828		32,828	32,557
Environment	34,042	62	34,104	34,104
Finance	6,267		6,267	3,860
Forests and Range	71,953	106,295	178,248	178,248
Health	449,701	30,324	480,025	480,025
Labour and Citizens’ Services	84,272	14,059	98,331	98,331
Public Safety and Solicitor General	7,067		7,067	6,712
Small Business and Revenue	1,125,818	16,766	1,142,584	1,111,299
Tourism, Sport and the Arts	1,782	205	1,987	1,820
Transportation	27,117	5,700	32,817	30,790
Contingencies (All Ministries) and New Programs	205,000	(32,899)	172,101
Environmental Appeal Board and Forest Appeals Commission	15		15
Forest Practices Board	125		125	125
Insurance and Risk Management Special Account	240		240	178
Total financing transaction disbursements	2,988,598	143,185	3,131,783	2,740,281

Summary of Appropriations
Loans, investments and other requirements	413,360	57,179	470,539	353,933
Prepaid capital advances	976,045	22,433	998,478	965,136
Revenue collected for, and transferred to, other entities	1,069,193	14,391	1,083,584	1,081,616
Capital expenditures
Land and land improvements	32,253		32,253	29,836
Buildings and tenant improvements	74,452		74,452	51,284
Specialized equipment	11,406		11,406	18,156
Office furniture and equipment	8,419		8,419	8,988
Vehicles	22,585		22,585	22,235
Information systems	380,385		380,385	156,581
Highway infrastructure	500	49,182	49,682	52,516
Total financing transactions by appropriation	2,988,598	143,185	3,131,783	2,740,281

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	111

Consolidated Revenue Fund
Schedule of Write–offs, Extinguishments and Remissions
for the Fiscal Year Ended March 31, 2008
(Unaudited)

	In Millions
	Assets, Debts and Obligations Written Off	Debts and Obligations Extinguished	Remissions Made
	$	$	$
Ministry
Advanced Education	2
Attorney General	4
Economic Development		56
Education	1
Employment and Income Assistance	29
Environment	1
Forests and Range	2		2
Health	30
Public Safety and Solicitor General	5
Small Business and Revenue	12		10
Total 2007/08	86	56	12

Total 2006/07	68	43	4

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write–off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt

Summary

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	115

Overview of Provincial Debt
(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to finance operations and capital projects. Borrowing for operations was required to finance deficits prior to the province balancing its budget in 2004/05 as required by the Balanced Budget and Ministerial Accountability Act and to meet other working capital requirements such as loans and advances or changes in accounts receivable/payable. Debt for government direct operating purposes has declined with surpluses achieved in 2004/05 through 2007/08. Borrowing for capital projects finances the building of schools, hospitals, roads, public transit and other social and economic assets. As these investments provide essential services over several years, the government, like the private sector, borrows to fund these projects and amortizes the cost over the asset’s useful life.

Provincial debt is reported using two basic classifications: (1) taxpayer–supported debt; and (2) self–supported debt.

Taxpayer–supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, and the debt of Crown corporations, agencies, school districts, universities, colleges, institutes and health authorities that require an operating or debt service subsidy from the provincial government, and that are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer–supported Crown corporation.

Self–supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program is used to take advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial debt as at March 31, 2008 was $34,627 million, which consists of $34,185 million (net of $2,649 million sinking fund investments) in the Summary Financial Statements, together with $336 million in additional debt of self–supported Crown corporations and agencies, and $106 million in additional guaranteed debt.

116	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Provincial Debt
as at March 31, 2008
(Unaudited)

The accumulated provincial debt of $34,627 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowing have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2008, taxpayer–supported debt totalled $26,579 million—including debt incurred for government operating purposes ($8,264 million), educational facilities ($8,220 million), health facilities ($3,345 million), transportation infrastructure ($6,082 million) and other debt ($668 million). Other debt is comprised mainly of debt relating to social housing, service delivery agencies and various loan guarantee programs.

At March 31, 2008, self–supported debt relating to commercial Crown corporations and agencies totalled $8,048 million. Commercial debt includes the debt incurred by British Columbia Hydro and Power Authority, debt relating to Columbia River power projects, and debt of commercial subsidiaries of certain post–secondary institutions.

Chart 1 – Provincial debt as at March 31, 2008

In Millions/Percent of Total

Total: $34,627 million

Taxpayer–supported: $26,579 million (77%)	Self–supported: $8,048 million (23%)

(1)Operating debt includes a portion of highway infrastructure debt incurred prior to 1994/95, ferry infrastructure debt transferred in 1999/00 and amounts required to finance operating deficits prior to the province balancing its budget in 2004/05.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	117

Change in Provincial Debt(1)
(Unaudited)

Provincial debt increased by $1,194 million in 2007/08 when compared to the prior year. This includes an increase in taxpayer–supported debt of $619 million, and in self–supported debt of $575 million (see Chart 2 below).

Taxpayer–supported Debt—The increase of $619 million was due to increases in new capital financing requirements in the education sector ($587 million), the health sector ($446 million), the transportation sector ($704 million), and other taxpayer–supported entities ($123 million). This was offset by a decrease of $1,241 million in government operating debt as a result of an operating surplus at the Consolidated Revenue Fund level, mainly due to revenue improvements and reduced working capital requirements.

Self–supported Debt—The increase of $575 million consisted of a $489 million increase in British Columbia Hydro and Power Authority debt, $49 million increase in British Columbia Transmission Corporation and $55 million increase in debt of commercial subsidiaries of certain post–secondary institutions, offset by decreases of $17 million for Columbia River power projects and $1 million for British Columbia Liquor Distribution Branch.

Chart 2 –Change in provincial debt for the year ended March 31, 2008

(1) Includes gross new borrowings plus changes in sinking fund balances, less debt maturities.

118	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Reconciliation of Summary Financial Statements’ Surplus
to Change in Taxpayer–supported Debt and Total Debt
for the Fiscal Year Ended March 31, 2008
(Unaudited)

	In Millions
	2008	2007(1)
	$	$
(Surplus) for the year	(2,886)	(4,079)

Taxpayer–supported debt decreased by:
Non–cash expenses included in (surplus)	(1,789)	(1,663)
Accounts receivable, accounts payable and other working capital net changes	479	249
	(1,310)	(1,414)
Taxpayer–supported debt increased by:
Self–supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	783	523
Tangible capital asset net acquisitions	3,588	3,403
Net increases in loans, advances and investments	444	330
	4,815	4,256
Net increase (decrease) in taxpayer–supported debt	619	(1,237)
Taxpayer–supported debt—beginning of year	25,960	27,197
Taxpayer–supported debt—end of year	26,579	25,960
Self–supported debt	8,048	7,473
Total debt(2)	34,627	33,433

Reconciliation of Total Debt to Summary Financial Statements Debt
as at March 31, 2008
(Unaudited)

	In Millions
	2008	2007(1)
	$	$
Total debt	34,627	33,433

Debt included as part of equity in self–supported Crown corporations and agencies	(336)	(299)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(106)	(111)
Sinking fund investments	2,649	3,798
Summary Financial Statements debt	36,834	36,821

Comprised of:
Taxpayer–supported debt	28,537	28,924
Self–supported debt	8,297	7,897
Summary Financial Statement debt	36,834	36,821

(1) Comparative figures for the previous year have been restated.

(2) See Summary of Provincial Debt, page 125.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	119

Change in Provincial Debt,
Comparison to Budget
(Unaudited)

Provincial debt increased by $1,194 million, compared to a budgeted increase of $2,485 million (per the Budget and Fiscal Plan presented in February 2007), for an improvement of $1,291 million. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category. In addition, the increase of $450 million forecast allowance included in the budget was not required.

Taxpayer–supported debt increased by $619 million, compared to a budgeted increase of $1,258 million. The improvement of $639 million is due to reduced government operating debt ($556 million) primarily because of higher than forecast revenues and reduced working capital requirements; lower than forecast capital spending on education, health and transportation infrastructure ($145 million), and offset by higher than expected debt of other taxpayer–supported Crown corporations and agencies ($62 million).

Self–supported debt increased by $575 million, compared to a budgeted increase of $777 million, for an improvement of $202 million. The improvement is a result of reduced debt for British Columbia Hydro and Power Authority ($96 million) and for Columbia River power project ($162 million). This is offset by an increase in debt for commercial subsidiaries of certain post–secondary institutions ($55 million) and for British Columbia Transmission Corporation ($1 million).

Chart 3 – Change in provincial debt(1) (actual vs budget) for the year ended March 31, 2008

(1) The change in forecast allowance is not included in this chart.

120	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Interprovincial Comparison of Taxpayer–supported Debt
as a Percentage of Gross Domestic Product
(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer–supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer–supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer–supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 – Interprovincial comparison of taxpayer–supported debt as a percentage of GDP

Percent of GDP(1) at March 31, 2008

Source: Moody’s Investors Service Inc., based on April 2008 estimates.

(1) Since the percent of GDP for the province of Quebec, Prince Edward Island, Nova Scotia and Manitoba are not available, prior year figures have been used for the comparison.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	121

Interprovincial Comparison of Taxpayer–supported Debt
Service Costs as a Percentage of Revenue
(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer–supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer–supported debt service costs. According to Moody’s, British Columbia has the second lowest taxpayer–supported debt service costs as a percentage of revenue of all provinces.

Chart 5 – Interprovincial comparison of taxpayer–supported debt service costs as a percentage of revenue

Percent of revenue(1), at March 31, 2008

Source: Moody’s Investors Service Inc., based on April 2008 estimates.

(1) Since the percent of revenue for the province of Nova Scotia and Saskatchewan are not available, prior year figures have been used for this comparison.

Moody’s definition of taxpayer–supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer–supported debt. The definition which Moody’s uses is the closest to that employed by the ministry but, even then, there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available on the Internet at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

Report of the Auditor General of British Columbia

ON THE
SUMMARY OF PROVINCIAL DEBT,
KEY INDICATORS OF PROVINCIAL DEBT, AND
SUMMARY OF PERFORMANCE MEASURES

To the Legislative Assembly
of the Province of British Columbia

Introduction

I have audited the debt-related statements of the Government of the Province of British Columbia consisting of the summary of provincial debt as at March 31, 2004 through 2008. the key indicators of provincial debt for the five fiscal years then ended, and the summary of performance measures for the fiscal year ended March 31, 2008. Through these statements, the Government reports on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2008. The preparation of the debt-related information and the setting of performance targets are the responsibility of the Government. My responsibility is to express an opinion on this debt-related information based on my audit.

The debt-related statements are prepared using financial information that supports the Government’s summary financial statements, which are prepared in accordance with Canadian generally accepted accounting principles. However, in the debt-related statements there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt-related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises and other commercial subsidiaries of taxpayer-supported entities, and includes debt incurred by others outside the government reporting entity where there is a provincial government guarantee as to the payment of principal and interest. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

...2

REPORT OF THE AUDITOR GENERAL OF BRITISH COLUMBIA

ON THE SUMMARY OF PROVINCIAL DEBT,

KEY INDICATORS OF PROVINCIAL DEBT, AND

SUMMARY OF PERFORMANCE MEASURES

Scope

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance whether the debt-related statements are free of material misstatement. My audit included examining. on a test basis, evidence supporting the amounts and disclosures in the debt-related statements. My audit also included evaluating the overall presentation of the debt-related statements.

Opinion

In my opinion, these statements present fairly, in all material respects, the summary of provincial debt as at March 31, 2004 through 2008, the key indicators of provincial debt for the five fiscal years then ended, and the summary of performance measures for the year ended March 31, 2008, in accordance with the basis of accounting referred to in the introduction.

Victoria, British Columbia	John Doyle, MBA, CA
July 2, 2008	Auditor General

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	125

Summary of Provincial Debt(1)
as at March 31

	In Millions
	2008	2007	2006	2005	2004
	$	$	$	$	$
Taxpayer–supported Debt
Provincial government direct operating(2),(3)	8,264	9,505	11,923	14,510	15,694
Education(4)
Schools	4,906	4,724	4,588	4,483	4,409
Post–secondary institutions(5)	3,314	2,909	2,650	2,284	2,066
	8,220	7,633	7,238	6,767	6,475
Health facilities(4),(6)	3,345	2,899	2,459	2,119	2,217
Highways, ferries and public transit
BC Transportation Financing Authority	3,948	3,237	2,699	2,474	2,764
British Columbia Transit	84	96	80	78	83
Public transit(4)	897	892	904	906	914
SkyTrain extension(4)	1,153	1,153	1,145	1,135	1,119
	6,082	5,378	4,828	4,593	4,880
Other
British Columbia Buildings Corporation(3)			246	241	317
Social housing(7)	218	216	189	133	156
Homeowner Protection Office	132	110	110	130	129
Other(8)	318	219	204	158	116
	668	545	749	662	718
Total taxpayer–supported debt	26,579	25,960	27,197	28,651	29,984
Self–supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority	7,633	7,144	6,892	6,906	7,040
British Columbia Transmission Corporation	86	37	37
British Columbia Railway Company(2)					477
Columbia River power projects(9)	219	236	247	257	215
British Columbia Liquor Distribution Branch	2	3	5	6	7
Post secondary institutions’ subsidiaries(5)	108	53	19	26	14
Total self–supported debt	8,048	7,473	7,200	7,195	7,753
Total provincial debt	34,627	33,433	34,397	35,846	37,737

(1)Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

(2)Effective July 19, 2004, the provincial government assumed responsibility for the fiscal agency loans of the British Columbia Railway Company ($463 million).

(3)Effective April 1, 2006, the provincial government assumed responsibility for the fiscal agency loans of the British Columbia Buildings Corporation ($246 million).

(4)Represents provincial direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

(5)During fiscal 2006/2007, the University of Victoria and the University of British Columbia changed their accounting policy for recording the activities of their controlled for-profit entities from full consolidation to the equity method. The debt of these commercial entities was reclassified as self-supported debt from Taxpayer–supported debt.

(6)Figures for prior years restated to include hospital’s guarantees of $2 million for fiscal years 2003/04 to 2006/07 and public-private partnership obligations of $5 million for fiscal 2004/05, $10 million for fiscal 2005/06 and $84 million for fiscal 2006/07.

(7)Includes debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

(8)Includes debt of other taxpayer-supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes student loan guarantees, loan guarantees to agricultural producers, and guarantees under economic development and home mortgage assistant programs.

(9)Joint ventures of Columbia Power Corporation and Columbia Basin Trust.

126	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Key Indicators of Provincial Debt(1)
for the Fiscal Years Ended March 31

	2008		2007	2006	2005	2004
	Budget Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	76.9	68.3	69.1	74.6	85.1	100.5
Taxpayer–supported	76.5	69.4	69.6	77.6	88.5	107.1

Debt per Capita ($)(2)
Total provincial	8,451	7,906	7,739	8,074	8,527	9,082
Taxpayer–supported	6,378	6,068	6,009	6,384	6,815	7,216

Debt to GDP (percent)(3)
Total provincial	19.6	18.2	18.5	20.3	22.8	25.9
Taxpayer–supported	14.8	14.0	14.4	16.1	18.2	20.6

Interest Bite (cents per dollar of revenue)(4)
Total provincial	4.7	4.0	4.3	4.4	4.7	5.9
Taxpayer–supported	4.7	3.9	4.2	4.4	5.0	6.1

Interest Costs ($ millions)
Total provincial	2,244	2,005	2,068	2,012	1,999	2,231
Taxpayer–supported	1,691	1,482	1,569	1,546	1,635	1,706

Interest Rate (percent)(5)
Taxpayer–supported	6.2	5.6	5.9	5.5	5.6	5.7

Background Information: Revenue ($ millions)
Total provincial(6)	47,900	50,678	48,416	46,096	42,141	37,540
Taxpayer–supported(7)	36,333	38,287	37,280	35,029	32,391	27,997

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	127

Key Indicators of Provincial Debt(1)
for the Fiscal Years Ended March 31—Continued

	2008		2007	2006	2005	2004
	Budget Estimate	Actual	Actual	Actual	Actual	Actual
Total Debt ($ millions)
Total provincial	36,837	34,627	33,433	34,397	35,846	37,737
Taxpayer–supported(8)	27,803	26,579	25,960	27,197	28,651	29,984

Provincial GDP ($ millions)(9)	187,789	190,214	180,328	169,404	157,365	145,642

Population (thousands at July 1)(10)	4,359	4,380	4,320	4,260	4,204	4,155

(1)Figures for prior years and the 2007/08 budget have been restated to conform with the presentation used for 2008 and to include the effects of changes in underlying data and statistics.

(2)The ratio of debt to population (e.g., debt at March 31, 2008 divided by population at July 1, 2007).

(3)The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2008 divided by 2007 GDP).

(4)The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(5)Weighted average of all outstanding debt issues.

(6)Includes revenue of the Consolidated Revenue Fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

(7)Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

(8)Excludes debt of commercial Crown corporations and agencies and funds held under the province’s Warehouse Borrowing Program.

(9)GDP for the calendar year ending in the fiscal year (e.g., GDP for 2007 is used for the fiscal year ending March 31, 2008).

(10)Population at July 1st within the fiscal year (e.g., population at July 1, 2007 is used for the fiscal year ending March 31, 2008).

Summary of Performance Measures(1)
for the Fiscal Year Ended March 31, 2008

	2008	2008	2007
	Target	Actual	Actual
Provincial credit rating(2)	Aaa	Aaa	Aaa
Taxpayer–supported debt to GDP ratio(2)	Declining trend	Target achieved	14.10%
		13.90%
Taxpayer–supported debt service costs as a percentage of revenue(2)	2nd lowest	2nd lowest	2nd lowest

(1)Performance measures as presented in the Ministry of Finance Service Plan in Budget 2007.

(2)As per Moody’s Investors Service Inc., ratios are based on April 2008 estimates. The debt to gross domestic product (GDP) and debt service costs as a percentage of revenue performance measures represent interprovincial comparisons.

128	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Definitions
(Unaudited)

Consolidated Revenue Fund—includes the taxpayer-supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i)      Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a “line-by-line” basis. Inter-entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a “line-by-line” basis.

(ii)     Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self-supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self-supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i)   Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii)  Net debt—gross debt less sinking fund investments.

(iii) Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i)   Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii)  Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non-discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i)  is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	129

Definitions—Continued
(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non-financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI) —is made up of certain unrealized gains and losses of self-supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses. OCI has arisen because of the adoption of a new comprehensive income accounting standard, issued by the Canadian Institute of Chartered Accounts, for Crown corporations and agencies that have fiscal years commencing after October 1, 2006.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self-supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

Taxpayer-supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self-supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

130	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Definitions—Continued
(Unaudited)

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08	131

Acronyms
(Unaudited)

ABCP	Asset-backed commercial paper
APAC	Accounting Policy Advisory Committee
AiP	Agreements in Principle
BC Hydro	British Columbia Hydro and Power Authority
BCHMC	British Columbia Housing Management Commission
BCRC	British Columbia Railway Corporation
BCRP	BCR Properties Ltd.
BCT	British Columbia Transit
BCTS	British Columbia Timber Sales
BTAA	Budget Transparency and Accountability Act
CBA	Community Bargaining Association
CHST	Canada Health and Social Transfer
CICA	Canadian Institute of Chartered Accountants
CMHC	Canada Mortgage and Housing Corporation
CN	Canadian National Railway Company
CRF	Consolidated Revenue Fund
FAA	Financial Administration Act
FBA	Facilities Bargaining Association
FERC	U.S. Federal Energy Regulatory Commission
FRAS	Financial Reporting and Advisory Services
FTE	Full-time equivalent
GAAP	Generally accepted accounting principles (for senior governments as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants)
GDP	Gross domestic product
GRE	Government reporting entity
GVTA	Greater Vancouver Transportation Authority
Health Accord	February 2003 First Ministers’ Accord on Health Care Renewal
HSPBA	Health Science Professionals Bargaining Association
ICBC	Insurance Corporation of British Columbia
IOC	International Olympic Committee
MLA	Members of the Legislative Assembly
Moody’s	Moody’s Investors Service
MPA	Multi-Party Agreement

132	PROVINCE OF BRITISH COLUMBIA PUBLIC ACCOUNTS 2007/08

Acronyms—Continued
(Unaudited)

NBA	Nurses(1) Bargaining Association
OAG	Office of the Auditor General
OCG	Office of the Comptroller General
OCI	Other comprehensive income
OIC	Order in Council
P3	Public private partnership
Pension Corporation	British Columbia Pension Corporation
PHSA	Provincial Health Services Authority
PSAB	Public Sector Accounting Board
RCMP	Royal Canadian Mounted Police
RTP	Rapid Transit Project 2000 Ltd.
SCBCTA	South Coast British Columbia Transportation Authority
SUCH	School districts, universities, colleges, institutes and health organizations
TCA	Tangible capital assets
the Games	2010 Olympic and Paralympic Winter Games
UBC	University of British Columbia
VANOC	Vancouver Organizing Committee for the 2010 Olympic and Paralympic Winter Games